ASSET PURCHASE AGREEMENT
By and Among
RUTLAND TOOL & SUPPLY CO.,
LAWSON PRODUCTS, INC.,
SID TOOL CO., INC.
and
MSC INDUSTRIAL DIRECT CO., INC.

Dated as of November 9, 2010

Table of Contents

Page #

Article I. DEFINITIONS
Article II. PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES
2.1 2.2 2.3 2.4 2.5	Sale and Transfer of Assets Excluded Assets Assumed Liabilities Liabilities Not Assumed Further Assurances

Article III. CLOSING
3.1 3.2	Closing Payment of Purchase Price; Instruments of Conveyance and Transfer.

Article IV. PURCHASE PRICE
4.1 4.2 4.3	Purchase Price Transfer Taxes Purchase Price Adjustment.

Article V. REPRESENTATIONS AND WARRANTIES OF SELLER
5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 5.15 5.16 5.17 5.18 5.19 5.20 5.21 5.22 5.23 5.24 5.25 5.26 5.27
Organization, Power
Due Authorization
No Conflict; Governmental Authorizations
Ownership of Seller
Seller Financial Statements; Internal Controls.
No Undisclosed Liabilities
Title to Purchased Assets; Sufficiency of Assets
Absence of Changes
Accounts Receivable
Customers and Suppliers.
Inventories
Condition of Business Tangible Property
Contracts.
Leasehold Property and Tangible Property.
Intellectual Property.
No Liquidation, Insolvency, Winding-Up.
Litigation
Employee Matters.
Environmental Matters.
Compliance with Law.
Tax Matters.
Corrupt Practices
Affiliate Transactions
Insurance
Product Liabilities; Product Warranties
Brokers’ or Finders’ Fees
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Article VI. REPRESENTATIONS OF SELLER PARENT
6.1 6.2 6.3	Authority No Conflict; Governmental Authorizations LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Article VII. REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

7.1 7.2 7.3 7.4 7.5	Organization, Authorization No Conflict; Governmental Authorizations No Litigation Investigation Brokers’ or Finders’ Fees

Article VIII. COVENANTS
8.1 8.2 8.3 8.4 8.5 8.6 8.7 8.8 8.9 8.10 8.11 8.12 8.13 8.14 8.15
Access to Information
Conduct of Business
Exclusivity.
Reasonable Best Efforts; Notices; Governmental Authorizations.
Employee Matters.
Tax Matters.
Regulatory and Other Approvals; Novations and Consents.
Records Retention
Publicity
Confidentiality.
Further Information
Restrictive Covenants.
Lease Assignments
Seller’s Obligation to Change its Name
Intellectual Property

Article IX. CONDITIONS PRECEDENT TO CLOSING
9.1 9.2	Conditions Precedent to the Obligations of Buyer Conditions Precedent to the Obligations of Seller

Article X. INDEMNIFICATION; SURVIVAL
10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9
Survival of Representations and Warranties, Covenants and Agreements
Indemnification.
Third Party Claims
Direct Claims
Adjustment to Purchase Price
Exclusive Remedy
Limitation of Punitive Damages
Indemnification in Case of Strict Liability or Indemnitee Negligence
Certain Limitations.

Article XI. TERMINATION OF AGREEMENT
11.1 11.2	Termination Effect of Termination

Article XII. MISCELLANEOUS
12.1 12.2 12.3 12.4 12.5 12.6 12.7 12.8 12.9 12.10 12.11 12.12 12.13 12.14 12.15 12.16 12.17 12.18 12.19 12.20
Expenses; No Offset
Governing Law
Enforcement
Jurisdiction and Venue
Attorneys’ Fees
Waiver
Notices
Assignment.
Disclosure Schedules
Bulk Sales or Transfer Laws
No Third-Party Beneficiaries.
Amendments.
Interpretation, Exhibits and Schedules.
Entire Agreement.
Severability.
Mutual Drafting.
Counterparts
Waiver of Jury Trial.
Seller Parent Guaranty.
Buyer Parent Guaranty.

SCHEDULES AND EXHIBITS

Schedule A – Disclosure Schedule

Exhibit A – Assignment and Assumption Agreement

Exhibit B – Assignment of Trademarks

Exhibit C – Assignment of Internet Properties

Exhibit D – Bill of Sale

Exhibit E – Supply Agreement

Exhibit F – Transition Services Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2010 by and among Rutland Tool & Supply Co., a Nevada corporation (“Seller”), Lawson Products, Inc., a Delaware corporation (“Seller Parent”), Sid Tool Co., Inc. (d/b/a MSC Industrial Supply Co.), a New York corporation (“Buyer”), and MSC Industrial Direct Co., Inc., a New York corporation (“Buyer Parent”). Seller, Seller Parent, Buyer and Buyer Parent are hereinafter referred to collectively as the “Parties” and each individually as a “Party.”

RECITALS

A. Seller is engaged in the business of wholesaling and distributing metalworking and industrial maintenance, repair and operations products, including cutting tools, shop supplies, precision and tooling equipment, machinery, abrasives, safety equipment, welding supplies and tooling components, to customers in the manufacturing industry and wholesale trade (the “Business”).

B. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below), and Buyer is willing to assume the Assumed Liabilities (as defined below), in each case, as more fully described and upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution and delivery of this Agreement, Seller has obtained from Seller Parent, its sole stockholder, all approvals as are required from stockholders under the Nevada Corporations Code and under any other applicable laws necessary for Seller to enter into this Agreement and for Seller to perform its obligations under this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

1.1 “Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, that is directly or indirectly controlled by, or that is under the direct or indirect common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession of the power to direct or cause the direction of, directly or indirectly, the management, policies or actions of such other Person, whether through the ownership of voting securities or by Contract or otherwise.

1.2 “Agreement” has the meaning set forth in the preamble.

1.3 “Ancillary Agreements” means the Assignment and Assumption Agreement, the Assignment of Trademarks, the Assignment of Internet Properties, the Bill of Sale, the Lease Assignments, the Transition Services Agreement and the Supply Agreement.

1.4 “Apportioned Obligations” means any and all real property Taxes, personal property Taxes or ad valorem obligations and similar Taxes (including any such Tax determined subsequent to the Closing Date) relating to the Business or any Purchased Asset that is due for any Straddle Period.

1.5 “Assignment and Assumption Agreement” means the assignment and assumption agreement between Seller and Buyer, in substantially the form of Exhibit A hereto.

1.6 “Assignment of Internet Properties” means the assignment of internet properties between Seller and Buyer, in substantially the form of Exhibit C hereto.

1.7 “Assignment of Trademarks” means the assignment of trademarks between Seller and Buyer, in substantially the form of Exhibit B hereto.

1.8 “Assumed Contracts” means (a) those Contracts set forth on Schedule 1.8 of the Disclosure Schedule and (b) any Contracts entered into by Seller in the ordinary course of business during the period from the date hereof and continuing until the Closing Date and which relate to the Business, provided that Seller shall have provided Buyer with written notice before entering into any Contract that would be a Business Contract and Buyer shall have agreed in writing that such Contract shall be an Assumed Contract, which consent shall not be unreasonably withheld. Assumed Contracts also shall include all purchase orders and sales orders relating to the Business that have been entered into by Seller in the ordinary course of business (whether before or after the date of this Agreement) and are not Business Contracts (which are covered by the immediately preceding sentence) and any other Contracts relating to the Business that have been entered into by Seller in the ordinary course of business (whether before or after the date of this Agreement) and are not Business Contracts and are not material in the aggregate.

1.9	“Assumed Liabilities” has the meaning set forth in Section 2.3.

1.10	“Balance Sheet Date” has the meaning set forth in Section 5.5.

1.11	“Bank Consents” has the meaning set forth in Section 8.4(a).

1.12 “Benefits Liabilities” means any and all Liabilities of Seller or any of its Affiliates to the extent arising under, resulting from or relating to any Employee Plan or Employee Contract, including those Liabilities arising under Law, Proceedings before any Governmental Entity or under any order or consent decree or any award of any arbitrator of any kind.

1.13 “Bill of Sale” means the bill of sale between Seller and Buyer, in substantially the form of Exhibit D hereto.

1.14 “Books and Records” means the business records, financial books and records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, budgets, correspondence, marketing materials, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records to the extent pertaining to the Business, the Purchased Assets, the Assumed Liabilities or the Assumed Contracts.

1.15 “Business” has the meaning set forth in the recitals.

1.16 “Business Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing, but excluding, in each case, any accounts or notes receivable or other such claims for money due to Seller from Seller Parent or any of its wholly-owned subsidiaries (or any claim, remedy or other right related thereto).

1.17 “Business Brands” means the trademarks “Rutland Tool”, “Rutland Tool and Supply”, “Washington Tools”, “eZ-Catalog”, “Prestige Plus” and “Prestige Value” for the same or similar goods and services as used in the Business, or any trademark confusingly similar thereto.

1.18 “Business Contract” has the meaning set forth in Section 5.13.

1.19 “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized or required by Law to close.

1.20 “Business Employees” has the meaning set forth in Section 5.18(f).

1.21 “Business Governmental Authorizations” means all Governmental Authorizations of Seller applicable to the Business or the Purchased Assets and all pending applications therefor or renewals thereof.

1.22 “Business Intellectual Property Rights” means all Intellectual Property Rights used in the operation of the Business, excluding Technology and Copyrights that are not used primarily in the Business.

1.23 “Business Leasehold Property” means all leases and subleases of Real Property relating primarily to the Business to which Seller is a party, each of which is set forth on Schedule 1.23 of the Disclosure Schedule, and leasehold improvements thereon, and in each case all other rights, subleases, permits, deposits and profits appurtenant to or related to such leases and subleases.

1.24 “Business Material Adverse Effect” means any change, effect, event, occurrence, state of facts, development, circumstance, violation or inaccuracy (any such item, an “Effect”) that, individually or in the aggregate, has been or could reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities, results of operations, or supplier or customer relations of the Business, excluding any Effect primarily and proximately resulting from (A) the announcement, pendency or consummation of the Transactions or the identity of Buyer as the successor to the Business, (B) changes in general economic, regulatory or political conditions (including acts of terrorism or war, whether declared or undeclared), except to the extent that such changes disproportionately affect Seller, as compared to other companies participating in the same industry or industries as Seller, (C) changes in general conditions in the industry or industries in which Seller operates or in the geographic markets in which Seller operates, except to the extent that such changes disproportionately affect Seller, as compared to other companies participating in the same industry or industries as Seller, (D) any changes (after the date hereof) in GAAP or the interpretation thereof, (E) changes or proposed changes in any Laws or the interpretation thereof, (F) the failure of Seller to meet any internal projections or forecasts; provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Business Material Adverse Effect, or (G) the taking of any specific action, or refraining from taking any specific action, in each case at the written direction (which may include e-mail) of Buyer or Buyer Parent or as expressly required by this Agreement.

1.25 “Business Prepaid Expenses” means all prepaid expenses and advances (but excluding cash security or other similar deposits) made by Seller and all other prepaid items, credits, claims for refunds, rebates, promotional allowances and discounts for or toward the purchase of goods, services, and Inventories to the extent relating to the Business which have not as of the Closing Date been received in full by the Business.

1.26 “Business Tangible Property” means all furniture, fixtures, equipment (including motor vehicles), computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property (other than Inventories) of every kind (wherever located, whether or not carried on the Books and Records and whether or not leased), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, in each case that relate primarily to the Business, the Purchased Assets, the Assumed Contracts or the Assumed Liabilities. For the avoidance of doubt, all fixed assets shown on the Recent Balance Sheet shall be Business Tangible Property.

1.27	“Buyer” has the meaning set forth in the preamble.

1.28	“Buyer Claim” has the meaning set forth in Section 10.2(a).

1.29	“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

1.30 “Buyer Material Adverse Effect” means any change that is materially adverse to the ability of Buyer and/or Buyer Parent to consummate the Transactions and/or discharge their respective obligations under the Transaction Documents within the timeframes contemplated thereby.

1.31	“Buyer Parent” has the meaning set forth in the preamble.

1.32	“Closing” has the meaning set forth in Section 3.1.

1.33	“Closing Consideration” has the meaning set forth in Section 4.1.

1.34	“Closing Date” has the meaning set forth in Section 3.1.

1.35 “Closing Date Net Working Capital” has the meaning set forth in Section 4.3(a).

1.36	“COBRA” has the meaning set forth in Section 5.18(b).

1.37	“Code” means the Internal Revenue Code of 1986, as amended.

1.38	“Confidential Information” has the meaning set forth in Section 8.10(a).

1.39	“Contaminants” has the meaning set forth in Section 5.15(n).

1.40 “Contracts” means any contract, agreement, subcontract, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, purchase order, sale order, understanding or commitment that is binding (or purports to be binding by its terms) on the parties thereto, and any outstanding bid or proposal (which bid or proposal if accepted by the recipient thereof would result in a binding contract), in each case, whether written or oral, including any and all amendments, exhibits and schedules thereto.

1.41 “Copyrights” means all works of authorship, including compilations, copyrights, mask works, and all registrations thereof and applications therefor.

1.42 “Disclosure Schedule” has the meaning set forth in Article V.

1.43 “Effect” has the meaning set forth in the definition of Business Material Adverse Effect.

1.44 “Employee Contract” means each management, employment, severance, or other similar Contract between Seller or any of its Affiliates and any Business Employee, other than an Employee Plan.

1.45 “Employee Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other pension, profit sharing, welfare benefit, employment, bonus, retention, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, phantom stock, performance, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance, disability, death benefit, life insurance, worker’s compensation program or other plan, program or arrangement (whether written or unwritten), in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or any of its ERISA Affiliates for the benefit of any present or former directors, officers, consultants or employees of Seller, or with respect to which Seller has any Liability.

1.46 “Environmental Claim” means any request for information, notice or claim alleging or asserting Liability for investigatory costs, cleanup costs, Governmental Entity response costs, damages to natural resources or other property, personal injuries, fines, expenses or penalties arising out of, based on or resulting from (a) the presence or Release into the environment, of any Hazardous Material, or (b) circumstances forming the basis of any violation, or alleged violation, of, or any Liability under, any Environmental Law.

1.47 “Environmental Law” means collectively the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and implementing regulations, orders and decisions and any other applicable Laws that relate to protection of the environment (including the workplace and the ambient environment), human health or safety or to Releases of Hazardous Materials, or the treatment, storage, disposal, transport, stewardship, labeling or handling of Hazardous Materials.

1.48 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.49 “ERISA Affiliate” means any other Person under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

1.50 “Excluded Assets” has the meaning set forth in Section 2.2.

1.51 “Final Statement” has the meaning set forth in Section 4.3(c).

1.52 “Fundamental Representations” means the representations and warranties of the Parties set forth in Section 5.1 (Organization; Power), Section 5.2 (Due Authorization), Section 5.4 (Ownership of Seller), Section 5.7 (but only the first sentence thereof) (Title to Purchased Assets; Sufficiency of Assets), Section 5.26 (Brokers’ or Finders’ Fees), Section 6.1 (Authority), Section 7.1 (Organization, Authorization) and Section 7.5 (Brokers’ or Finders’ Fees).

1.53 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.54 “Governmental Authorization” means any consent, approval, license, registration, security clearance, authorization, certificate or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity, including, where relevant, any Taxing Authority.

1.55 “Governmental Entity” means any court, tribunal, arbitrator or any government or quasi-governmental entity or municipality or political or other subdivision thereof, whether federal, state, city, county, local, provincial, domestic, foreign or multinational, or any agency, department, board, authority, bureau, branch, commission, official or instrumentality of any of the foregoing.

1.56 “Hazardous Material” means (a) any petroleum, crude oil, natural gas, or any fraction, product or derivative thereof, radioactive materials or asbestos in any form; (b) any chemicals, materials, substances or wastes that are defined as or included in the definition of hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants, hazardous products or words of similar import under any Environmental Law; and (c) any other chemical, material, substance, waste or exposure that is limited or regulated by any Governmental Entity with jurisdiction over Seller.

1.57 “Indebtedness” means any obligation in respect of or representing (a) borrowed money or evidenced by bonds, debentures, or similar instruments, (b) the balance deferred and unpaid of the purchase price of any property but excluding current trade payables, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared in accordance with GAAP, (c) all amounts owed by and all obligations of Seller as lessee under leases that have been recorded as capital leases in accordance with GAAP, (d) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (e) any obligations, contingent or otherwise, under acceptances, letters of credit or similar facilities, (f) any obligations under any hedging, swap, or similar arrangement and (g) accrued interest, premiums, fees, and prepayment penalties for any of the foregoing.

1.58 “Indemnified Party” has the meaning set forth in Section 10.3.

1.59 “Independent Accounting Firm” means a nationally recognized independent accounting firm mutually acceptable to Seller and Buyer.

1.60 “Intellectual Property Contract” means any Contract relating to the Business to which Seller or Seller Parent is a party that provides for the acquisition, license or use of Third Party Intellectual Property Rights by Seller or the sale or license by Seller of Seller’s Intellectual Property Rights.

1.61 “Intellectual Property Rights” means any and all rights throughout the world in, arising out of, or associated with any of the following: Patents, Technology, Copyrights, Trademarks, Software, Internet Properties, any similar, corresponding or equivalent rights to any of the foregoing, and all goodwill associated with any of the foregoing.

1.62 “Internet Properties” means all rights to Uniform Resource Locators, Web site addresses and domain names and any registrations thereof.

1.63 “Inventories” means all inventories of raw materials, work-in-process and finished goods of Seller, including consignment and prepaid inventory (whether or not delivered to Seller), and all spare, service and repair parts, supplies and components held for sale by Seller, together with all related wrapping, supply and packaging materials.

1.64 “Knowledge of Seller” means, with respect to a particular fact or other matter, the knowledge, after reasonable and appropriate inquiry, of any of Andrew S. Verey, Gloria Holcomb, William Drewes, Gabriel Castro, Stewart Howley or Michael Tuvell.

1.65 “Law” means any law, statute, rule, regulation, ordinance, Order or other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, or of any Governmental Entity, including common law.

1.66 “Lease Agreement” means the lease agreement(s) for the Business Leasehold Property.

1.67 “Lease Assignments” has the meaning set forth in Section 8.13.

1.68 “Liabilities” means any liability, Indebtedness, guaranty, claim, loss, damage, deficiency, assessment, obligation or responsibility, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

1.69 “Lien” means any mortgage, lien, pledge, hypothecation, charge, preference, security interest, attachment, claim, transfer restriction, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant or encumbrance of any kind and any financing lease involving substantially the same effect.

1.70 “Lien Releases” means duly executed written instruments releasing the Liens other than Permitted Liens on the Purchased Assets and authorizing the filing of UCC-3 termination statements for all UCC-1 financing statements filed in connection with any such released Lien, which Liens to be released are set forth on Schedule 1.70 of the Disclosure Schedule.

1.71 “Loss” or “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses (including reasonable and documented attorneys’ fees, costs and expenses incurred in connection with investigation, defense and/or settlement of any claim), deficiencies or other charges.

1.72 “Net Working Capital” means the amount by which (a) the aggregate amount of all current assets of the Business contained in the Purchased Assets exceeds (b) the aggregate amount of all current liabilities of the Business contained in the Assumed Liabilities.

1.73 “Neutral Auditor” has the meaning set forth in Section 4.3(c).

1.74 “New Employees” has the meaning set forth in Section 8.5(b).

1.75 “Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

1.76 “Objection Notice” has the meaning set forth in Section 4.3(b).

1.77 “Open Source Materials” means all software or other material that is distributed as “free software,” “freeware,” “open source software,” “public source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).

1.78 “Order” means any writ, judgment, decree, award, ruling, injunction or similar order of or consent agreement with any Governmental Entity, in each case whether preliminary or final.

1.79 “Party” and “Parties” have the meanings set forth in the preamble.

1.80 “Patents” means all utility models and design and utility patents and applications and provisional applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof.

1.81 “Permitted Lien” means (a) any Lien for Taxes not yet due or payable, (b) any statutory Lien arising in the ordinary course of business or by operation of Law and not in connection with the borrowing of money, (c) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (d) contractual provisions providing for retention of title to goods until payment is made entered into in the ordinary course of business.

1.82 “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, company, trust, unincorporated organization, Governmental Entity or other entity.

1.83 “Preliminary Statement” has the meaning set forth in Section 4.3(a).

1.84 “Proceeding” means any action, suit, claim, complaint, investigation, litigation, audit, proceeding or arbitration by or before any Person.

1.85	“PTO” means the United States Patent and Trademark Office.

1.86	“Purchase Price” has the meaning set forth in Section 4.1.

1.87	“Purchased Assets” has the meaning set forth in Section 2.1.

1.88 “Real Property” means real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon.

1.89 “Recent Balance Sheet” has the meaning set forth in Section 5.5.

1.90 “Registered Business Intellectual Property” means all United States, international and foreign Patents, Copyrights, Trademarks, Internet Property, and any other Business Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

1.91 “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Hazardous Material in, into or onto the environment.

1.92	“Resolution Period” has the meaning set forth in Section 4.3(b).

1.93	“Retained Liabilities” has the meaning set forth in Section 2.4.

1.94	“Review Period” has the meaning set forth in Section 4.3(b).

1.95	“Seller” has the meaning set forth in the preamble.

1.96	“Seller Claims” has the meaning set forth in Section 10.2(b).

1.97	“Seller Financial Statements” has the meaning set forth in Section 5.5.

1.98	“Seller Indemnified Parties” has the meaning set forth in Section 10.2(b).

1.99	“Seller Parent” has the meaning set forth in the preamble.

1.100	“Seller Significant Customer” has the meaning set forth in Section 5.10(a).

1.101	“Seller Significant Supplier” has the meaning set forth in Section 5.10(b).

1.102 “Software” means proprietary computer software and code, including assemblers, applets, compilers, Source Code, Object Code, data (including image and sound data), development tools, design tools and user interfaces, in any form or format, however fixed. Software shall include Source Code listings and documentation.

1.103 “Source Code” means computer software and code, in form other than Object Code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

1.104 “Straddle Period” means any Tax year or period beginning on or before the Closing Date and ending after the Closing Date.

1.105 “Supply Agreement” means the supply agreement by and between Seller Parent and Buyer, in substantially the form of Exhibit E hereto.

1.106 “Target Closing Date Net Working Capital” has the meaning set forth in Section 4.3(e).

1.107 “Tax” or “Taxes” (and, with correlative meanings “Taxable” or “Taxing”) mean (a) all U.S. federal, state, local, provincial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including all income, franchise, sales, use, ad valorem, transfer, license, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes or escheat or unclaimed property charges or assessments and any interest, fines, penalties, assessments or additions imposed with respect to such amounts, whether disputed or not, or (b) any Liability to pay or reimburse any amounts of the type described in the preceding clause (a) as a result of being party to any agreement to indemnify any Person or share responsibility with any Person with respect to such amounts, being a successor or transferee of any Person, or being a member of an affiliated, consolidated, combined, unitary, or other group.

1.108 “Tax Return” means all U.S. federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including any related or supporting information or schedule attached thereto) required to be filed with any Taxing Authority.

1.109 “Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

1.110 “Technology” means trade secrets, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, discoveries, developments, research and test data, blueprints, technology, ideas, compositions, processes, procedures, prototypes, patent records, manufacturing and product procedures and techniques, troubleshooting procedures, failure/defect analysis data, drawings, specifications, designs, ingredient or component lists, formulae and technical data.

1.111 “Third Party Claim” has the meaning set forth in Section 10.3.

1.112 “Third Party Intellectual Property Contracts” means all of the Contracts pursuant to which Seller acquired access or rights to any Third Party Intellectual Property Rights.

1.113 “Third Party Intellectual Property Rights” means all Intellectual Property Rights not owned by Seller, including Technology in the public domain and (to the extent not owned by Seller) any Open Source Materials or any modification or Software derived from, based upon, containing or functionally integrated in whole or in part with any Open Source Materials.

1.114 “Trademarks” means all trademarks and service marks, trade names, logos, trade dress, all common law rights associated therewith, and all registrations thereof and applications therefor, including the Business Brands.

1.115 “Transaction Documents” means (a) this Agreement, (b) the Ancillary Agreements and (c) all other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto or their respective Affiliates at or prior to the Closing pursuant to this Agreement or any of the Ancillary Agreements.

1.116 “Transactions” means the transactions contemplated by the Transaction Documents.

1.117 “Transfer Taxes” has the meaning set forth in Section 4.2.

1.118 “Transferred Intellectual Property Rights” means all Business Intellectual Property Rights owned by Seller.

1.119 “Transferred Registered Intellectual Property” means all Registered Business Intellectual Property owned by Seller, or filed or registered in the name of Seller.

1.120 “Transition Services Agreement” means the transition services agreement by and between Seller Parent and Buyer, in substantially the form of Exhibit F hereto.

1.121 “Transferred Software” has the meaning set forth in Section 5.15(n).

1.122 “Vacation Policy” has the meaning set forth in Section 8.5(c).

1.123 “WARN Act” means the Workers Adjustment, Retraining and Notification Act, 29 U.S.C. §2101, et seq.

ARTICLE II.

PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest of Seller in and to all of the assets, rights and properties of Seller required for, used in, held for use in or otherwise constituting the Business (other than the Excluded Assets), as the same may exist immediately prior to Closing, free and clear of any and all Liens except Permitted Liens (collectively, the “Purchased Assets”), including the following:

(a) all Business Tangible Property (including GL# 1902-00-001, “Other L-T Assets-Deposits” included under “Other Noncurrent Assets” on the Recent Balance Sheet);

(b) all Inventories;

(c) all Business Accounts Receivable;

(d) subject to Sections 8.7(b) and 8.7(c), all Assumed Contracts;

(e) the Transferred Intellectual Property Rights;

(f) the Business Leasehold Property;

(g) all Business Prepaid Expenses;

(h) all other non-current assets as shown on the Recent Balance Sheet, with such changes thereto as may occur in the ordinary course of business between the Balance Sheet Date and the Closing;

(i) all prepaid expenses and supplies as shown on the Recent Balance Sheet, with such changes thereto as may occur in the ordinary course of business between the Balance Sheet Date and the Closing;

(j) the Books and Records; provided that Seller shall be entitled to retain a copy thereof as may be reasonably needed (i) to satisfy its obligations hereunder or (ii) in connection with the preparation and filing of Tax Returns and other accounting-related matters;

(k) the Business Governmental Authorizations;

(l) all of Seller’s rights to corporate telephone numbers used in connection with the operation or the conduct of the Purchased Assets and the Business; and

(m) all claims, demands, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, including (i) rights under or pursuant to all warranties, representations and guarantees made by suppliers or service providers in connection with the Business, the Purchased Assets or the Assumed Liabilities and (ii) proceeds or rights to proceeds from insurance policies to the extent related to the Business, the Purchased Assets or the Assumed Liabilities.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller and/or its Affiliates after the Closing:

(a) all cash and cash equivalents, including any marketable securities or certificates of deposit, or any collected funds or accounts or items in the process of collection at the financial institutions of Seller through and including the Closing Date, and any cash security or other similar deposits (other than as provided in Section 2.1(a)), together with all accrued but unpaid interest thereon;

(b) any accounts or notes receivable or other such claims for money due to Seller from Seller Parent or any of its wholly-owned subsidiaries;

(c) all insurance policies and any rights of Seller or any of its Affiliates under such insurance policies (except to the extent specified in Section 2.1(l));

(d) all Contracts, other than the Assumed Contracts;

(e) all claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment to the extent relating to any of the Excluded Assets or Retained Liabilities;

(f) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, shares of capital stock, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller as a corporation;

(g) any shares of capital stock or other equity interests in any entity;

(h) all personnel records and other records that Seller is required by Law to retain in its possession or is not permitted under Law to provide to Buyer, provided that Seller shall provide copies of any portions of such retained information that relate to (i) the Business, (ii) the Purchased Assets, or (iii) the New Employees, except to the extent prohibited by Law;

(i) all rights in connection with, and assets of, any Employee Plan (except to the extent specified in Section 8.5);

(j) any credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items, deposits and claims for refunds or reimbursements, in each case, to the extent relating to the Excluded Assets and/or the Retained Liabilities;

(k) all rights to indemnification, contribution or other reimbursement, or limitations on liability, under the Assumed Contracts, or any warranties and guarantees, in each case, from any third parties with respect to any Retained Liabilities and/or Losses for which Seller has an indemnification obligation under this Agreement;

(l) any rights of Seller or any of its Affiliates with respect to any Tax refund relating to periods ending on or prior to the Closing Date, including any ratable portion of a Tax period that includes the Closing Date (pro-rated in the manner contemplated by Section 8.6), and any rights under any Tax allocation or sharing agreement relating to periods ending on or prior to the Closing Date; and

(m) all rights of Seller under this Agreement or any other Transaction Document.

2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall assign to Buyer, and Buyer shall assume and thereafter pay, perform and discharge when due, only the following Liabilities (the “Assumed Liabilities”):

(a) all Liabilities of Seller arising out of or relating to the Assumed Contracts (subject to Section 8.7(b) and Section 8.7(c)) and the Lease Assignments, in each case that accrue or are incurred after the Closing or are required to be performed in the ordinary course of business after the Closing (other than obligations relating to breaches thereof by Seller or any Affiliate of Seller occurring on or prior to the Closing);

(b) accounts payable of Seller as shown on the Recent Balance Sheet, with such changes thereto as may occur in the ordinary course of business between the Balance Sheet Date and the Closing;

(c) all Liabilities of Seller for product warranty to the extent relating to products sold by Seller prior to the Closing in the ordinary course of conducting the Business, but only to the extent that claims are first made after the Closing and only to the extent of claims that are consistent with Seller’s product warranty claims during the period from January 1, 2009 through October 31, 2010; and

(d) all Liabilities of Seller under transferred Business Governmental Authorizations that accrue or are incurred after the Closing or are required to be performed in the ordinary course of business after the Closing (other than obligations relating to violations thereunder by Seller or any Affiliate of Seller occurring on or prior to the Closing).

2.4 Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, Seller and Buyer hereby expressly acknowledge and agree that the Assumed Liabilities shall not include, Seller shall not assign to Buyer pursuant to this Agreement, and Buyer shall not accept or assume or be obligated to pay, perform or otherwise discharge pursuant to this Agreement, any Liability of Seller other than the Assumed Liabilities (collectively, the “Retained Liabilities”). For the avoidance of doubt, the term “Retained Liabilities” means any and all Liabilities of Seller that do not constitute Assumed Liabilities. Seller shall remain responsible for the Retained Liabilities, which shall be paid, performed and discharged by Seller. Without limiting the foregoing, Retained Liabilities shall mean every Liability of Seller, other than Assumed Liabilities, including:

(a) all accounts or notes receivable or other claims for money due to Seller Parent or any of its Affiliates (other than Seller) and owed by Seller;

(b) all Liabilities with respect to Taxes to the extent relating to, arising out of or incurred in connection with the Business or the Purchased Assets for any taxable period or ratable portion thereof ending on or prior to the Closing Date (pro-rated in the manner contemplated by Section 8.6, if applicable);

(c) any Liability to the extent relating to, arising out of, or incurred in connection with, the Excluded Assets;

(d) any Benefits Liabilities and any other Liability of Seller or any of its Affiliates (i) under an employee benefit plan of an ERISA Affiliate, (ii) relating to, arising out of or in connection with the employment or cessation of employment (including by reason of the transactions contemplated by this Agreement) of any current or former employee of Seller on or before the Closing, (iii) relating to, arising out of or in connection with any employee grievance against Seller whether or not the affected employees are hired by Buyer, to the extent a claim with respect to a Liability relates to the period on or prior to the Closing, (iv) relating to payroll, employment Taxes, vacation, and sick pay for any current or former employee of Seller to the extent relating to the period on or prior to the Closing, (v) relating to the classification as independent contractors of any Persons providing services to Seller, (vi) with respect to any actual or alleged Contracts regarding stock options, equity, or equity based compensation, of Seller or Seller Parent, or (vii) under the WARN Act or any similar state or local Law, to the extent relating to any event or occurrence happening or existing on or prior to the Closing Date (including by reason of the transactions contemplated by this Agreement);

(e) any Indebtedness of Seller, including any Liability under outstanding and unpaid checks, other than any Indebtedness under an Assumed Contract (to the extent provided in Section 2.3(a));

(f) any Liability of Seller under any Contracts that are not Assumed Contracts (to the extent provided in Section 2.3(a));

(g) any Liability of Seller for costs and expenses incurred by Seller or its Affiliates in connection with the Transactions;

(h) any Liability of Seller under the Transaction Documents;

(i) any Liability arising from Environmental Claims or other matters arising under any Environmental Law to the extent arising out of the ownership of the Purchased Assets or the conduct of the Business prior to the Closing Date;

(j) any Liability with respect to services provided or products sold by the Business on or prior to the Closing Date to the extent arising out of or relating to product return, exchange, rebate, sales promotion or allowance, credit and warranty obligations (except as provided in Section 2.3(c)), including GL# 2050-02-001, “Accrued Catalogs-TruServ” and GL# 2050-06-001, “Accrued Promotions-WWwhlsale” included under “Accrued Expenses & P/R Withhldng” on the Recent Balance Sheet (it being understood that Seller shall discharge these Retained Liabilities by reimbursing Buyer for its costs in providing promotions, credits or other allowances to customers in substitution for promotions/allowances that Seller historically has provided up to the amount accrued on the Recent Balance Sheet therefor, such reimbursement to be made promptly upon request by Buyer and following delivery to Seller of reasonable documentation evidencing such costs); and

(k) any Liability with respect to product liability relating to, arising out of or incurred with respect to services provided or products sold by the Business on or prior to the Closing Date, including Liability arising from third party liability claims for bodily injury or property damage arising out of the actual or alleged malfunction of a product due to a manufacturing or design error.

2.5 Further Assurances

(a) From time to time following the Closing, subject to applicable Law, Seller shall, or shall cause its Affiliates to, make available to Buyer such data in personnel records of New Employees as are in Seller’s or Seller’s Affiliates’ possession and reasonably necessary for Buyer to transition such employees into Buyer’s records and otherwise comply with its obligations hereunder.

(b) From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey unto Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under the Transaction Documents and to fully and effectively assign unto Buyer and its Affiliates and their successors and assigns, the Liabilities intended to be assumed by Buyer under the Transaction Documents, and to otherwise make effective the Transactions and to confirm Buyer’s title to or interest in the Purchased Assets and to put Buyer in actual possession and operating control thereof, including (i) transferring back to Seller any asset or Liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability (including any Excluded Asset), respectively, which asset or Liability was transferred to Buyer at the Closing, and (ii) transferring to Buyer any asset or Liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Buyer at the Closing.

ARTICLE III.

CLOSING

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP, 101 Park Avenue, New York, New York 10178, no later than three Business Days following the satisfaction or waiver of all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, place or time as the Parties hereto may mutually agree upon (such date of the Closing, the “Closing Date”).

3.2 Payment of Purchase Price; Instruments of Conveyance and Transfer.

(a) At the Closing, Buyer shall deliver to Seller the Closing Consideration. Buyer (and Buyer Parent, as applicable) shall also execute and deliver to Seller the following:

(i) the Assignment and Assumption Agreement;

(ii) (iii) (iv)	the Assignment of Trademarks; the Assignment of Internet Properties; the Bill of Sale;

(v) the Lease Assignments;

(vi) the Transition Services Agreement;

(vii) the Supply Agreement;

(viii) such customary resale certificates relating to the Inventories included in the Purchased Assets as Seller may reasonably request; and

(ix) the officer’s and secretary’s certificates referred to in Section 9.2.

(b) At the Closing, Seller (and Seller Parent, as applicable) shall execute and deliver to Buyer the following:

(i) the Assignment and Assumption Agreement;

(ii) (iii) (iv)	the Assignment of Trademarks; the Assignment of Internet Properties; the Bill of Sale;

(v) the Lease Assignments (also executed by the landlord and any applicable sub-landlords of the Business Leasehold Property);

(vi) the Transition Services Agreement;

(vii) the Supply Agreement;

(viii) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations promulgated under Section 1445 of the Code stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(ix) any Lien Releases;

(x) all consents, waivers or approvals theretofore obtained by Seller with respect to the sale of the Purchased Assets, the assignment of the Assumed Liabilities or the consummation of the Transactions; and

(xi) the officer’s and secretary’s certificates referred to in Section 9.1.

ARTICLE IV.

PURCHASE PRICE

4.1 Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) is the sum of (a) the assumption of the Assumed Liabilities and (b) Eleven Million Fourteen Thousand Six Hundred Sixteen Dollars ($11,014,616) in cash (the “Closing Consideration”), as such sum may be adjusted in accordance with Section 4.3 and Section 10.5. At the Closing, Buyer shall pay Seller, by wire transfer of immediately available funds to a bank account designated in writing by Seller, the Closing Consideration.

4.2 Transfer Taxes. Notwithstanding anything else contained herein, Buyer and Seller shall (a) each pay one-half of all amounts that are required to be paid in respect of any transfer, sales, use, recording, value-added or similar Taxes (including any registration and/or stamp Taxes, levies and duties) that may be imposed by reason of the sale, assignment, transfer and delivery of the Purchased Assets (the “Transfer Taxes”); and (b) timely file all Tax Returns, at the Parties’ shared expense, required to be filed in connection with the payment of such Taxes.

4.3 Purchase Price Adjustment.

(a) Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a preliminary statement (the “Preliminary Statement”) of the Net Working Capital, determined as of the effective time of the Closing and in accordance with GAAP applied on a basis consistent with the preparation of the Seller Financial Statements (the “Closing Date Net Working Capital”). The Closing Date Net Working Capital shall be determined in a manner consistent with the methodology shown on Schedule 4.3(a). Buyer and its Affiliates shall provide Seller and its representatives with full access at all reasonable times and on reasonable advance notice to such personnel and books, records and other materials of the Business to the extent they are reasonably necessary for the preparation or review of, or relate to the matters covered by, the Preliminary Statement, Final Statement and Closing Date Net Working Capital.

(b) Seller shall have thirty (30) days to review the Preliminary Statement from the date of its receipt thereof (the “Review Period”). If Seller objects to any aspect of the Preliminary Statement, then Seller must deliver a written notice of objection (the “Objection Notice”) to Buyer on or prior to the expiration of the Review Period. The Objection Notice shall specify in reasonable detail any adjustment to the Preliminary Statement proposed by Seller and the basis therefor, including the specific items proposed to be adjusted and the specific Dollar amount of each such proposed adjustment and an explanation of how such proposed adjustment was calculated. If Seller delivers an Objection Notice to Buyer prior to the expiration of the Review Period in accordance with this Section 4.3(b), Buyer and Seller shall, for a period of fifteen (15) days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters properly contained therein, and any written resolution, signed by each of Buyer and Seller, as to any such matter shall be final, binding, conclusive and non-appealable for all purposes hereunder, except in the case of fraud. Except to the extent properly challenged in an Objection Notice as provided in this Section 4.3(b), or in the event Seller does not deliver an Objection Notice to Buyer in accordance with this Section 4.3(b) prior to the expiration of the Review Period, Seller shall be deemed to have agreed to the Preliminary Statement in its entirety, which Preliminary Statement or undisputed portions thereof (as the case may be) shall be final, binding, conclusive and non-appealable for all purposes hereunder, except in the case of fraud.

(c) If, at the conclusion of the Resolution Period, Buyer and Seller have not reached an agreement with respect to all disputed matters properly contained in the Objection Notice, then within ten (10) days thereafter, Buyer and Seller shall submit for resolution such matters remaining in dispute to BDO Seidman, or if such firm is unavailable or unwilling to so serve, to an Independent Accounting Firm (the “Neutral Auditor”). Each of Seller and Buyer agrees to execute, if requested by the Neutral Auditor, an engagement letter reasonably satisfactory to such Party. The Neutral Auditor shall act as an arbitrator to resolve (based solely on the written submissions of Buyer and Seller and not by independent review) only those matters properly included in the Objection Notice and still in dispute at the end of the Resolution Period. Buyer and Seller shall direct the Neutral Auditor to render a reasoned written resolution of all such disputed matters, in accordance with the foregoing, within thirty (30) days after its engagement or such other period agreed upon by Buyer and Seller. The resolution of the Neutral Auditor shall be set forth in a written statement delivered to each of Buyer and Seller and shall be final, binding, conclusive and non-appealable for all purposes hereunder, except in the case of fraud. The Preliminary Statement, once modified and/or agreed to in accordance with Section 4.3(b) or this Section 4.3(c), shall become the “Final Statement.”

(d) All fees and expenses of the Neutral Auditor shall be borne equally by Seller and Buyer, and each of them shall promptly advance to the Neutral Auditor, upon its request, such Party’s share of such fees and expenses. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the Party incurring such cost and expense.

(e) If the Closing Date Net Working Capital as stated on the Final Statement exceeds $10,672,000 (the “Target Closing Date Net Working Capital”), then Buyer shall pay to Seller an amount equal to such excess, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller, within five (5) Business Days after the date on which the Final Statement is determined. If the Target Closing Date Net Working Capital exceeds the Closing Date Net Working Capital as stated on the Final Statement, then Seller shall pay to Buyer an amount equal to such excess, by wire transfer of immediately available funds to the account designated in writing by Buyer, within five (5) Business Days after the date on which the Final Statement is determined. Any payment pursuant to this Section 4.3(e) will be treated by the Parties as an adjustment to the Purchase Price.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on, and in all cases subject to, the disclosure schedule attached hereto as Schedule A (the “Disclosure Schedule”) (each such disclosure of which shall reference the appropriate section and, if applicable, subsection of this Article V to which it relates, and each such disclosure of which shall be deemed to be incorporated by reference into the applicable representations and warranties made in this Article V; provided, that any information disclosed under any paragraph of the Disclosure Schedule shall be deemed disclosed and incorporated into any other section, subsection, paragraph and clause hereof where it is reasonably apparent that such disclosure is relevant to such other section, subsection, paragraph or clause), Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

5.1 Organization, Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has all corporate power and authority required to own, operate and lease the Purchased Assets and to carry on the Business as currently conducted. Seller is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct the Business as presently conducted by it, except where the failure to be so authorized or be in good standing would not have a Business Material Adverse Effect. Schedule 5.1 of the Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which Seller is qualified to do business as a foreign corporation. Seller has no subsidiaries.

5.2 Due Authorization. Seller has all corporate power and authority required to enter into the Transaction Documents and to consummate the Transactions. The execution and delivery by Seller of the Transaction Documents, the performance by it of its obligations thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller, including any required approval by Seller’s sole stockholder. This Agreement has been, and each of the other Transaction Documents to which Seller is or is to become a party, when executed, will be, duly executed and delivered by Seller and constitute a valid and legally binding obligation of Seller (assuming that this Agreement and such other Transaction Documents constitute valid and legally binding obligations of the other parties hereto and thereto (other than Seller Parent), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights and subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.

5.3 No Conflict; Governmental Authorizations. The execution and delivery of this Agreement does not, and the execution and delivery of the other Transaction Documents to which Seller is or is to become a party and the consummation of the Transactions will not, (a) violate or conflict with the provisions of the certificate of incorporation or bylaws of Seller, each as amended to date, (b) result in the creation of any Lien (other than the rights of Buyer hereunder) upon any of the Purchased Assets, (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Seller’s rights or alter the rights or obligations of any third party under, or give to others any right of termination, amendment, acceleration or cancellation of, any Business Contract, or (d) conflict with or violate any of the terms, conditions or provisions of any material Law or any Governmental Authorization or Order applicable to Seller or by which Seller, the Business or any of the Purchased Assets are bound or affected. Seller is not required to give any notice to any Governmental Entity, and no material consent, approval or authorization of, or registration or filing with, any Governmental Entity is required in connection with the execution, delivery or performance by Seller of this Agreement or any of the other Transaction Documents to which Seller is or is to become a party or in connection with the consummation of the Transactions.

5.4 Ownership of Seller. Seller Parent is the legal and beneficial owner of one hundred percent (100%) of the outstanding capital stock of Seller. Other than the capital stock owned by Seller Parent, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which Seller is a party or by which Seller is bound obligating (or purporting to obligate) Seller to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, other voting securities or any securities convertible into shares of capital stock or other voting securities of Seller, or obligating Seller to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking.

5.5 Seller Financial Statements; Internal Controls.

(a) Set forth on Schedule 5.5 of the Disclosure Schedule are copies of (i) the unaudited balance sheets for Seller as of the end of the fiscal year of each of 2008 and 2009, and the unaudited statements of operations for Seller for each of the fiscal years ended 2008 and 2009, and (ii) an unaudited balance sheet of Seller (the “Recent Balance Sheet”) as of October 31, 2010 (the “Balance Sheet Date”), and the related unaudited statements of operations for Seller for the ten-month period then ended (collectively, the “Seller Financial Statements”). The Seller Financial Statements were prepared in accordance with GAAP, present fairly in all material respects the financial condition and the results of operations of the Business as of the dates and for the periods indicated therein and are derived from the books and records of Seller and Seller Parent relating to the Business, except that the Seller Financial Statements for the 2008 and 2009 fiscal years do not include footnote disclosures, and the Seller Financial Statements for the ten months ended October 31, 2010 are subject to normal year-end adjustments (including Tax adjustments) and do not include footnote disclosure.

(b) Seller Parent’s system of internal controls over financial reporting is designed to provide reasonable assurance, in each case with respect to the Business and the Purchased Assets: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of assets that would materially affect Seller’s financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses in Seller Parent’s internal controls as of and for the year ended December 31, 2009 (nor has there been any such deficiency or weakness nor any fact, circumstance or change reasonably likely to result in any such deficiency or weakness since such date).

5.6 No Undisclosed Liabilities. Except as disclosed, reflected in, reserved against or otherwise described in the Seller Financial Statements, Seller has no Liabilities required by GAAP to be reflected as a liability on the Seller Financial Statements, other than (a) those Liabilities incurred in the ordinary course of business since the Balance Sheet Date; and (b) those Liabilities incurred in connection with the Transaction Documents or the Transactions.

5.7 Title to Purchased Assets; Sufficiency of Assets. Except for (a) any Permitted Liens and (b) Liens covered by (or to be covered by) the Lien Releases, Seller owns and has good title (or a valid leasehold interest with respect to leased assets) to the Purchased Assets, free and clear of any Liens. Except for inventories in transit to or from customers or suppliers, no third party is in possession of any material asset or property of Seller. Other than with respect to services that are to be provided under the Transition Services Agreement, as of the Closing, none of the Business is conducted through, and none of the Purchased Assets are operated by, any Affiliate of the Seller. The Purchased Assets, together with the services to be provided under the Transition Services Agreement after the Closing, include all of the buildings, machinery, equipment, and other tangible assets and Intellectual Property Rights necessary to conduct the Business in substantially the same manner as presently conducted by Seller. At the Closing, Buyer will acquire good title to the tangible personal property contained in the Purchased Assets and a valid and enforceable leasehold interest in the leased property contained in the Purchased Assets, in each case, except for Permitted Liens.

5.8 Absence of Changes. Since December 31, 2009, except as required pursuant to this Agreement, the Business has been conducted in the ordinary course consistent with past practices in all material respects and there has not been, accrued or arisen:

(a) Any Business Material Adverse Effect;

(b) Any sale, lease or other disposition of any property or asset having a value of at least $10,000, other than sales of Inventories in the ordinary course of business consistent with past practice;

(c) Any purchase of fixed assets or other long term assets for an amount more than $10,000 individually, or $50,000 in the aggregate;

(d) Any Contract entered into by Seller relating to its assets or the Business, in each case having a stated contract amount or involving obligations or entitlements with a value of more than $50,000, other than Contracts involving the sale of Inventories or purchase of materials in the ordinary course of business consistent with past practice, or any termination, modification, amendment or extension of or waiver of any rights under any Contract to which Seller is a party or by which Seller, the Business or any of the Purchased Assets may be bound or affected, which termination, modification, amendment, extension or waiver involves obligations or entitlements of more than $25,000;

(e) Any disposition or lapse of any rights to use any of the Intellectual Property Rights relating to the Business;

(f) Any change in the levels of product returns, bad debts and reserves relating to accounts receivable experienced by Seller from the levels experienced by Seller in the fiscal year ended December 31, 2009 in excess of $25,000 in the aggregate;

(g) Any grants of any refunds, credits, rebates or other allowances by Seller to any customer, reseller or distributor, other than in the ordinary course of business and consistent with prior practice;

(h) Any recall, field notification or field correction with respect to products manufactured by or on behalf of Seller;

(i) Any settlement or compromise of any Proceeding involving the Business that involves amounts in controversy in excess of $25,000 in the aggregate;

(j) Any increase in compensation of any Business Employee, other than increases in the ordinary course of business of not more than $10,000 for any Business Employee, or $100,000 in the aggregate;

(k) Any other material change in the employment terms for any Business Employee or the hiring of any Business Employee earning $75,000 or more per year;

(l) The establishment or adoption of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement or other similar benefit plan or arrangement covering any Business Employee, or any amendment or modification of any of the foregoing, which amendment or modification involves or is expected to involve obligations or entitlements with a value of more than $25,000;

(m) Any damage, destruction or loss, whether or not covered by insurance, affecting Seller’s properties or assets or the Business and involving aggregate losses in excess of $25,000;

(n) Any significant change in accounting methods or practices or the revaluation of any of the Purchased Assets or the Assumed Liabilities;

(o) Any failure to maintain its fill rate in all material respects consistent with reasonable historical practice; or

(p) Any commitment by Seller to do any of the foregoing identified in Sections 5.8(a) through 5.8(o).

5.9 Accounts Receivable. All Business Accounts Receivable included in the Purchased Assets represent or will represent bona fide obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. All such Business Accounts Receivable are or will be as of the Closing Date collectible net of the reserves shown on the Recent Balance Sheet and, with respect to Business Accounts Receivable arising after the date of the Recent Balance Sheet, net of reserves calculated on a basis consistent with the Seller Financial Statements. Subject to such reserves, such Business Accounts Receivable will be collectible in full, without any setoff, within ninety (90) days after the respective dates on which such Business Accounts Receivable first become due and payable. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any Contract with any account debtor of a Business Account Receivable relating to the amount or validity of such Business Account Receivable. Schedule 5.9 of the Disclosure Schedule contains a complete and accurate list of all Business Accounts Receivable as of October 31, 2010, which list sets forth the aging of each such Business Account Receivable.

5.10 Customers and Suppliers.

(a) To the Knowledge of Seller, Seller does not have any outstanding disputes concerning its goods and/or services with any customer which, in the twelve months ended December 31, 2009 or the ten months ended October 31, 2010, was one of the twenty (20) largest sources of revenues for Seller, based on amounts paid (a “Seller Significant Customer”). No Seller Significant Customer has terminated or materially modified its contracts or arrangements with Seller and no Seller Significant Customer has notified Seller that it does not intend to continue as a customer of Seller after the Closing or that such customer intends to terminate or materially modify existing contracts or arrangements with Seller. Schedule 5.10(a) of the Disclosure Schedule lists each Seller Significant Customer. There is no Business Contract with any Seller Significant Customer providing for any rebate, sales promotion or other allowance to any Seller Significant Customer.

(b) To the Knowledge of Seller, Seller does not have any outstanding disputes concerning goods or services provided by any supplier which, in the twelve months ended December 31, 2009 or the ten months ended October 31, 2010, was one of the twenty (20) largest suppliers of goods and services to Seller, based on amounts paid (a “Seller Significant Supplier”). Seller has not received any written notice of a termination or interruption of any existing contracts or arrangements with any Seller Significant Suppliers. No Seller Significant Supplier has notified Seller in writing that it will stop or decrease the rate of supplying materials, products or services to Seller. Schedule 5.10(b) of the Disclosure Schedule lists each Seller Significant Supplier.

5.11 Inventories. All items included in the Inventories included in the Purchased Assets consist of a quality and quantity usable or saleable in the ordinary course of business of Seller, except for obsolete items and items of below-standard quality, all of which have been written off or written down in the Seller Financial Statements consistent with the past practice of Seller. All of the Inventories have been valued at the lower of cost or net realizable value in accordance with Seller’s reserve policy. Inventories that were purchased after the date of the Recent Balance Sheet were purchased in the ordinary course of business of Seller. Seller has provided Buyer with a complete and accurate list of Inventories current to within ten (10) days of the date of this Agreement.

5.12 Condition of Business Tangible Property. Each item of Business Tangible Property owned or leased by Seller is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the ordinary course of business of Seller. No item of Business Tangible Property owned or leased by Seller is in need of repair or replacement other than as a result of ordinary wear and tear or as part of routine maintenance in the ordinary course of business. All Business Tangible Property owned or leased by Seller is, and immediately prior to Closing shall be, in the possession or control of Seller.

5.13 Contracts.

(a) Schedule 5.13(a) of the Disclosure Schedule contains a true, correct and complete list (including the names of the parties, the date, and all amendments, supplements or modifications thereto) of the following (collectively, the “Business Contracts”):

(i) all Contracts related to the Business, the Purchased Assets or the Assumed Liabilities that provide for payment by or to Seller of more than $25,000 in the twelve (12) month period immediately following the date hereof;

(ii) all Contracts for the sale of goods or the performance of services by Seller having an actual or anticipated value to Seller of at least $25,000 in the twelve (12) month period immediately following the date hereof, including purchase orders;

(iii) all Lease Agreements;

(iv) all Intellectual Property Contracts;

(v) all Contracts entered into by Seller that provide any exclusive license or exclusive distribution right of any kind, including, without limitation, with regard to any product, service, market, industry, field of use or geographic territory;

(vi) all Contracts involving a sharing of profits, losses, costs or Liabilities by Seller with any other Person, including any joint venture agreement;

(vii) all Contracts under which Seller has granted or received most favored customer pricing provisions, rights of first refusal, rights of first negotiation, or similar rights with respect to any product, service or Intellectual Property Right that is now or hereafter owned by it;

(viii) all Contracts containing any covenant limiting in any respect the right of Seller to engage in any line of business, to compete with any Person or to solicit any Person for business, employment or other purposes;

(ix) all Contracts between Seller and any other Person related to the Business under which Seller has agreed to, provided, or assumed any obligation to reimburse for or guaranty any third party obligation or action;

(x) all Contracts between Seller and Seller Parent or any other Affiliate relating to the Business (other than (A) Contracts relating to matters that are covered by the Transition Services Agreement or the Supply Agreement and (B) any employee benefit plans maintained by Seller);

(xi) all forms of dealer, sales representative, distributor, reseller, or similar Contracts relating to the Business;

(xii) all settlement agreements of the Business under which Seller has any ongoing obligations, limitations or restrictions, receives any ongoing benefits or rights or grants any license or right to any current or prior Intellectual Property Rights;

(xiii) all Employee Contracts with Business Employees (excluding offer letters for “at-will” employment that are terminable at any time, with or without notice, and with no Liability to Seller);

(xiv) all Contracts under which Seller has delivered copies of or disclosed, or promised to deliver or disclose any Source Code that constitutes a Purchased Asset to a third party, whether pursuant to an escrow arrangement or otherwise; and

(xv) all Contracts of the Business with any Governmental Entity.

Seller has delivered to Buyer or made available to Buyer a true, correct and complete copy of each written Business Contract listed on Schedule 5.13(a) of the Disclosure Schedule and a written summary setting forth in reasonable detail the material terms and conditions of each oral Business Contract listed on Schedule 5.13(a) of the Disclosure Schedule.

(b) Each Business Contract listed on Schedule 5.13(a) of the Disclosure Schedule is valid, binding and enforceable against Seller and, to the Knowledge of Seller, the other parties thereto in accordance with its terms and is in full force and effect, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights and subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies. Seller has performed, or is now performing, the obligations of, and has not breached, violated or defaulted under, or received any written or, to the Knowledge of Seller, oral notice that it is in default under or in breach of, any of the terms or conditions of any such Business Contract, and, to the Knowledge of Seller, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any such Business Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a breach, violation or default by Seller or, to the Knowledge of Seller, any other party thereto. There are presently no renegotiations of, or attempts to renegotiate under any Business Contract, and no Person has made any written demand to Seller or any representative thereof for such renegotiation. No Business Contract is currently being audited by any other party, and Seller has not received any written notice or other communication that any other party wishes to audit Seller’s compliance with any Business Contract.

5.14 Leasehold Property and Tangible Property.

(a) Schedule 5.14(a) of the Disclosure Schedule sets forth a true, correct and complete list and contains a description (including street address and use) of all of the Business Leasehold Property. There are no maintenance or capital improvement obligations on the Business Leasehold Property in an amount greater than $25,000 in the aggregate. Prior to the date hereof, Seller has delivered or made available to Buyer true, complete and correct copies of each Lease Agreement. The Business Leasehold Property is in a condition suitable for return to the lessors (subject to normal wear and tear) under the terms of the applicable Lease Agreement without payment of any penalty or forfeiture of a security deposit or any portion thereof.

(b) There are no parties other than Seller in possession of any of the Business Leasehold Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, to which Seller, Seller Parent or any of its Affiliates is a party, granting to any party or parties (other than Seller) the right of use or occupancy of any portion of the Business Leasehold Property.

(c) Seller does not own any interest in real property.

5.15 Intellectual Property.

(a) Schedule 5.15(a) of the Disclosure Schedule lists all Transferred Registered Intellectual Property and lists any proceedings or actions before any court, tribunal (including the PTO) or equivalent authority anywhere in the world) involving Seller and related to any of the Transferred Registered Intellectual Property. Each item of Transferred Registered Intellectual Property is currently in compliance in all material respects with all formal applicable legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and subsisting.

(b) Schedule 5.15(b) of the Disclosure Schedule contains a complete and accurate list and description of all material Business Intellectual Property Rights owned by Seller, other than the Transferred Registered Intellectual Property Rights.

(c) Seller owns exclusively, and has good title to, each item of Transferred Intellectual Property Rights, and no other Person has any ownership interest therein or thereto.

(d) To the extent that any of the Transferred Intellectual Property Rights was originally owned or created by or for any third party, including any contractor or employee of Seller and any predecessor of Seller: (i) Seller has obtained good title to such Intellectual Property Rights; (ii) such third parties have not retained and do not have any rights or licenses with respect to such Transferred Intellectual Property Rights or any modifications, enhancements or improvements thereto by Seller or its licensees or transferees; and (iii) no valid basis exists for such third party to challenge or object to this Agreement.

(e) Seller has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use, or granted any option to acquire, any Intellectual Property Right to any other Person that would be infringed by the operation of the Business as conducted by Seller (with respect to the jurisdictions in which Seller has conducted the Business, and, to the Knowledge of Seller, any other jurisdictions).

(f) Seller has sufficient rights to use, pursuant to the Intellectual Property Contracts, all Third Party Intellectual Property Rights that are used in the Business as currently conducted by Seller.

(g) The Transferred Intellectual Property Rights, together with the Intellectual Property Rights granted to Seller by the Third Party Intellectual Property Contracts that are Assumed Contracts, collectively constitute all Intellectual Property Rights used by Seller in the current operation of the Business, or that are necessary to or that would be infringed by the operation of the Business as currently conducted by Seller (with respect to the jurisdictions in which Seller has conducted the Business, and, to Seller’s Knowledge, any other jurisdictions), and are collectively sufficient to conduct the Business as currently conducted.

(h) Neither (1) the operation of the Business, including the design, development, use, import, branding, advertising, promotion, marketing manufacture and sale of products or services, by Seller or, immediately following the Closing, by Buyer, nor (2) the use of the Purchased Assets in the manner used by Seller prior to the Closing, did, do, or will, in the jurisdictions in which Seller has conducted the Business, and, to the Knowledge of Seller, any other jurisdictions: (i) infringe or misappropriate the Intellectual Property Rights of any Person; (ii) violate the rights of any Person (including rights to privacy or publicity); or (iii) constitute unfair competition or trade practices under the Laws of any jurisdiction.

(i) Seller has not received written or, to the Knowledge of Seller, oral notice from any Person claiming that Seller, the Business or the Purchased Assets infringe or misappropriate the Intellectual Property Rights of any Person or constitute unfair competition or trade practices under the Laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor).

(j) To the Knowledge of Seller, no Person is infringing or misappropriating the Transferred Intellectual Property Rights.

(k) (i) Seller has taken reasonable steps to protect its Technology, and the Technology of third parties provided under written agreements obligating Seller to protect the same, according to the Laws of the applicable jurisdictions where such Technology is developed, practiced or disclosed, and (ii) to the Knowledge of Seller, there has been no unauthorized disclosure of any confidential information of the Business within the past five years.

(l) Seller is not required to make or accrue any royalty or other payment to any third party in connection with any of the Purchased Assets, including in connection with the sale or distribution of any product of the Business. Immediately following the Closing, to the Knowledge of Seller, Buyer will not be required to make or accrue any royalty or other payment to any third party in connection with any of the Purchased Assets, including in connection with the sale or distribution of any product of the Business, as a result of any Intellectual Property Contract or action of Seller.

(m) Neither this Agreement nor the transactions contemplated hereby, including the assignment to Buyer of the Assumed Contracts, will result under any Intellectual Property Contract in: (i) Buyer granting to any third party any right to or with respect to any Intellectual Property Right owned by, or licensed to, Buyer prior to the Closing; or (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses or its ability to conduct any type of business.

(n) Seller has taken commercially reasonable steps (customary for companies of the type and size of Seller) to prevent the introduction into the products and the Software included in the Transferred Intellectual Property Rights (the “Transferred Software”) of, and to the Knowledge of Seller, the products and the Transferred Software (and all parts thereof) are free of, any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Product or Transferred Software (or parts thereof) or data or other software of users (“Contaminants”). The Transferred Software does not contain any Open Source Materials licensed under terms that require the disclosure of Source Code either for the Transferred Software, or for any software that may be combined with the Transferred Software.

(o) The Purchased Assets, together with the services provided under the Transition Services Agreement, include information technology systems sufficient to operate the Business as it is currently conducted. Seller has taken commercially reasonable steps and implemented commercially reasonable procedures, customary for companies of the type and size of Seller, to keep the information technology systems used in connection with Business free from Contaminants. Seller has utilized appropriate disaster recovery plans, procedures and facilities for the Business and has taken reasonable steps to safeguard the information technology systems utilized in the operation of the Business as it is currently conducted, in each case as are customary and commercially reasonable for companies of the type and size of Seller. To the Knowledge of Seller, there have been no material unauthorized intrusions or breaches of the security of the information technology systems that are Purchased Assets. To the Knowledge of Seller, Seller has implemented any and all security patches or upgrades that are generally available for the information technology systems that are Purchased Assets.

(p) Seller has not collected, and no third party has collected on Seller’s behalf, any personally identifiable information from any third parties in connection with the Business. Seller has complied in all material respects with all applicable Laws and its internal privacy policies relating thereto. True and correct copies of all current privacy policies of Seller are attached to Schedule 5.15(p) of the Disclosure Schedule and Seller has at all times made all disclosures to users or customers required by applicable Laws and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Laws in any material respect.

5.16 No Liquidation, Insolvency, Winding-Up.

(a) No order or decree has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and there is not outstanding:

(i) any appointment of a receiver over the whole or part of the undertaking of assets of Seller;

(ii) any petition or order for administration of Seller;

(iii) any voluntary arrangement between Seller and any of its respective creditors; or

(iv) any distress or execution or other process levied in respect of Seller which has not been discharged.

(b) There are no circumstances which would entitle any Person to successfully prosecute a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the undertaking or assets of Seller.

(c) Seller is able to pay its debts within the meaning of applicable Law.

(d) Seller has not had its operations suspended or terminated.

5.17 Litigation. There is no Proceeding pending and, to the Knowledge of Seller, there is no Proceeding threatened, in each case that relates to the Business, the Purchased Assets or the Assumed Liabilities, including under any escheat laws, or that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions; and (b) there is no Order to which Seller is subject that relates to the Business, the Purchased Assets or the Assumed Liabilities. For purposes of this Section 5.17, the term “Proceeding” shall not include claims which do not otherwise constitute “Proceedings” under any of the other enumerated items in the definition of the term “Proceeding.”

5.18 Employee Matters.

(a) Employee Plans and Employee Contracts. Schedule 5.18(a) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employee Contract. Seller has provided or made available to Buyer, to the extent applicable with respect to each Employee Plan and Employee Contract, true, correct and complete copies of, (i) the plan document or agreement, including any amendments (or a written description of any unwritten plan or agreement); (ii) any trust agreement, insurance contract, or any other funding vehicle; (iii) any summary plan description and summary of material modifications; (iv) any IRS determination letter; and (v) Form 5500 reports filed for the last three plan years. Seller has also provided or made available to Buyer a true, correct and complete copy of any employee handbook applicable to the Business Employees.

(b) Employee Plan Compliance. (i) Seller has performed all material obligations required to be performed by it under, and is not in any material respect in default under or in material violation of, any Employee Plan or Employee Contract, and each Employee Plan has been operated and administered in all material respects in accordance with its terms and in material compliance with all applicable Laws; (ii) there has been no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Employee Plan; (iii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to be exempt from tax under Section 501(a) of the Code has received a favorable determination letter from the IRS with respect to its qualified status under the Code, and no event has occurred since the date of such determination letter or condition exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Employee Plan or its related trust; (iv) to the Knowledge of Seller, there is currently no audit or investigation by any Governmental Entity or any claim (other than routine claims for benefits in the ordinary course) or action against or involving any Employee Plan; (v) Each Employee Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies in all material respects with the applicable requirements of Section 4980B of the Code and Sections 601 to 608 of ERISA (“COBRA”) or any other similar applicable Law providing for health continuation coverage; and (vi) all contributions and premium payments required to have been paid under or with respect to any Employee Plan have been timely paid. Seller does not sponsor or maintain any self-funded Employee Plan. None of the Employee Plans or Employee Contracts covers or has been entered into with an employee or person who performs services for or on behalf of the Business outside the United States.

(c) Defined Benefit, Multiemployer and Multiple Employer Plans; ERISA Affiliate Liability. None of the Employee Plans is subject to Title IV of ERISA or Section 412 of the Code, and none of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No event has occurred and no condition exists with respect to any Employee Plan, any employee benefit plan maintained by an ERISA Affiliate of Seller or any employee benefit plan previously maintained by Seller or any of its ERISA Affiliates which could reasonably be expected to subject Buyer, or any of its officers, directors, employees, agents or affiliates, directly or indirectly to any tax, penalty, fine or other liability, or which could reasonably be expected to result in the imposition of any Lien on the assets of Seller

(d) No Post-Employment Obligations. No Employee Plan or Employee Contract provides post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other similar applicable Law, and neither Seller nor any ERISA Affiliates have ever represented, promised or contracted (whether in oral or written form) to any employee of or service provider to the Business that such employee or service provider or any of their dependents would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by applicable Law.

(e) No Parachute Payments. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) increase in any material respect the amount of benefits otherwise payable under any Employee Plan or Employee Contract, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee, director, or consultant of Seller.

(f) Employees and Independent Contractors. Schedule 5.18(f)(i) of the Disclosure Schedule accurately lists all persons currently employed by Seller in connection with the Business (“Business Employees”) (including any employee who is on a leave of absence or lay off status) and accurately sets forth, with respect to each employee: (i) the name of such employee and the date as of which such employee was originally hired by Seller; (ii) such employee’s title and employment status; and (iii) such employee’s current annual base salary or hourly wage rate, potential 2010 bonus, incentive, commission or similar payments, and 2009 bonus, incentive, commission or similar payments. Section 5.18(f)(ii) of the Disclosure Schedule accurately lists each independent contractor presently engaged by Seller and accurately sets forth, with respect to each such independent contractor: (i) the name of such independent contractor and the date as of which such independent contractor was originally retained by Seller; (ii) a brief description of the work performed by such independent contractor; and (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from Seller with respect to services performed since January 1, 2009. All Persons who have performed services for Seller and have been classified as independent contractors have satisfied the requirements of applicable Law to be so classified, and Seller has accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.

(g) Employment Matters. Seller: (i) is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours; (ii) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to the wages, salaries and other payments to employees by virtue of their employment by Seller; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Seller, any threatened Proceedings against Seller under any worker’s compensation policy or long term disability policy with respect to any employees.

(h) Labor. No work stoppage or labor strike against Seller is pending or, to the Knowledge of Seller, threatened by any employees. There is no pending or, to the Knowledge of Seller, threatened labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee of Seller, including charges of unfair labor practices or discrimination complaints. Seller has not received any claim that it has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

(i) Worker Adjustment and Retraining Notification Act. As of the date of this Agreement, Seller is not subject to any obligations or Liability under the WARN Act. Each employee of Seller is terminable by Seller at will.

(j) Section 409A. No Employee Plan or Employee Contract provides for a deferral of compensation that could be subject to the taxes imposed by Section 409A of the Code.

5.19 Environmental Matters.

(a) Seller has complied in all material respects and is in compliance in all material respects with all applicable Environmental Laws relating to the Purchased Assets or the Business Leasehold Property, including applicable Laws regarding the storage, transportation, sale or reporting of Hazardous Materials.

(b) Within the past three (3) years, Seller has not received any Environmental Claim that relates in any way to the Purchased Assets or the Business Leasehold Property; and no Environmental Claim is now pending or, to the Knowledge of Seller, threatened against Seller (or, to the Knowledge of Seller, against any Person whose liability Seller has retained or assumed either contractually or by operation of Law).

(c) Within the past three (3) years, there have been no Releases of Hazardous Materials by Seller or, to the Knowledge of Seller, by any prior owner or tenant at the Business Leasehold Property.

(d) Seller has all Governmental Authorizations required for the conduct of the Business and operation of the Business Leasehold Property under applicable Environmental Laws; Seller is in material compliance with all such Governmental Authorizations; and Schedule 5.19 of the Disclosure Schedule identifies all Governmental Authorizations currently held by Seller pursuant to the Environmental Laws with respect to the Purchased Assets and the Business Leasehold Property.

(e) Seller is not party to, or subject to the terms of, any Order under any applicable Environmental Law in connection with the Purchased Assets or the Business Leasehold Property.

(f) To the Knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents that could give rise to any Liability against Seller (or against any Person whose liability Seller has retained or assumed either contractually or by operation of Law) pursuant to Environmental Laws with respect to the Purchased Assets or the Business Leasehold Property.

5.20 Compliance with Law.

(a) Since January 1, 2009, Seller has been in compliance with all Laws or Orders to which the Business, any of the Purchased Assets or the Assumed Liabilities are subject, except for failures to be in compliance which, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect. No claim has been made by any Governmental Entity and, to the Knowledge of Seller, there are no threatened or alleged claims, of any violation, Liability or potential Liability under any Law or Order to which the Business or the Purchased Assets or the Assumed Liabilities are subject. Since January 1, 2009, Seller has not conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Order by any director, officer or employee of Seller in connection with the Business.

(b) Seller possesses all Governmental Authorizations necessary to carry on the Business, except for those the absence of which, singly or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect. Each such Governmental Authorization is validly and presently in effect, and Seller is not in default (with or without notice or lapse of time, or both) under any such Governmental Authorization in any material respect. There are no Proceedings pending, or to the Knowledge of Seller, threatened, that seek the revocation, cancellation, suspension, failure to renew or adverse modification of any such Governmental Authorization. All required filings with respect to such Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed.

5.21 Tax Matters.

(a) Seller has timely filed all Tax Returns that it was required to file, including all Tax Returns determined by any Taxing Authority that Seller was required to file. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing, including all Taxes determined by any Taxing Authority to be due and owing, by Seller (whether or not shown on any Tax Return and including all withholding and payroll Taxes, and all sales, use or other similar Taxes in connection with the Business or the Purchased Assets required to be paid by Seller or Seller Parent prior to the date of this Agreement) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. Seller has withheld and paid over all Taxes required to have been withheld and paid over and all Tax Returns (including Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed. There are no Liens with respect to any Taxes upon any of the Purchased Assets, other than Permitted Liens.

(b) No claim for assessment or collection of Taxes is presently being asserted against Seller and Seller is not party to any pending Proceeding by any Taxing Authority nor, to the Knowledge of Seller, is there any such threatened Proceeding. Any Tax deficiencies assessed or asserted by any Taxing Authority with respect to the Purchased Assets or the Business have been fully settled and paid. No claim has ever been made by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) Seller has provided Buyer with a list of all federal, state, local, and foreign Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 2007, indicated those Tax Returns that have been audited, and indicated those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by, Seller since December 31, 2007.

(d) Seller is not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law).

(e) Seller has not “participated” in a “reportable transaction” (as such terms are defined in Treasury Regulations §1.6011-4).

5.22 Corrupt Practices. None of Seller, its officers, directors or employees, nor to the Knowledge of Seller, its agents, representatives or any other Person otherwise acting for or on behalf of Seller, has directly or indirectly made any improper contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of what form, whether in money, property, or services, (a) to obtain favorable treatment for business or Contracts secured, (b) to pay for favorable treatment for business or Contracts secured, (c) to obtain special concessions or for special concessions already obtained, or (d) in violation of any legal requirement. Without limiting the foregoing, Seller has not maintained any programs pursuant to which employees of Seller’s customers have received cash or other personal benefits in return for ordering merchandise from Seller.

5.23 Affiliate Transactions. Schedule 5.23 of the Disclosure Schedule contains a summary of all transactions and Contracts between Seller and any of its Affiliates since December 31, 2009, other than transactions contemplated by this Agreement.

5.24 Insurance. Schedule 5.24 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies maintained by Seller or Seller Parent that provide coverage for the Purchased Assets or the Business Leasehold Property. Seller has delivered or made available to Buyer true, correct and complete copies of all such insurance policies, all of which are valid and enforceable against Seller or Seller Parent, as applicable, and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing, and are in full force and effect. All premiums payable under all such policies have been paid in accordance with the terms thereof and Seller or Seller Parent, as applicable, is otherwise in compliance in all material respects with the terms of such policies. Seller has not received any written or, to the Knowledge of Seller, oral notice regarding any actual or possible (a) cancellation or invalidation of any such insurance policy or (b) refusal of any coverage or rejection of any material claim under any such insurance policy. There is no outstanding claim under any insurance policy of Seller that covers the Purchased Assets or the Business Leasehold Property.

5.25 Product Liabilities; Product Warranties. Seller has made no express warranties or guarantees to any third party with respect to the products marketed and/or sold or services rendered by it, other than warranties or guarantees set forth in the Assumed Contracts. Since January 1, 2009: (a) the products sold by the Business and the services provided by the Business have complied with applicable Laws, contractual commitments and all express warranties in all material respects; and (b) there have not been any material defects or material deficiencies in any such products or services, at the time sold or provided by the Business to its customers, that would result in material breach of warranty claims against the Business. There are no pending, nor to the Knowledge of Seller, threatened, claims under or pursuant to any warranty, whether expressed or implied, on products or services sold on or prior to the Closing Date by the Business that are not disclosed in the Seller Financial Statements and that are not reserved against in accordance with GAAP.

5.26 Brokers’ or Finders’ Fees. None of Seller, Seller Parent nor any of their respective Affiliates has engaged or has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer or Buyer Parent would become liable.

5.27 LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO ANY OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS OR OTHERWISE, OR WITH RESPECT TO ANY INFORMATION PROVIDED TO BUYER OR BUYER PARENT, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, OR ENVIRONMENTAL MATTERS. ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED.

ARTICLE VI.

REPRESENTATIONS OF SELLER PARENT

Seller Parent hereby represents and warrants to Buyer that:

6.1 Authority. Seller Parent has all corporate power and authority required to enter into this Agreement and each of the other Transaction Documents to which it is or is to become a party and to consummate the Transactions. This Agreement has been, and each of the other Transaction Documents to which Seller Parent is or is to become a party, when executed, will be, duly executed and delivered by Seller Parent and constitute the legal, valid, and binding obligations of Seller Parent (assuming that this Agreement and such Transaction Documents constitute valid and legally binding obligations of the other parties thereto (other than Seller)), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights and subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.

6.2 No Conflict; Governmental Authorizations. The execution and delivery of this Agreement does not, and the execution and delivery of the other Transaction Documents to which Seller Parent is or is to become a party will not, and the consummation of the Transactions will not, (a) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of Seller Parent’s rights or alter the rights or obligations of any third party under, or give to others any right of termination, amendment, acceleration or cancellation of, any material Contract to which Seller Parent is a party or by which Seller Parent is bound, or (b) conflict with or violate any of the terms, conditions or provisions of any material Law or any Governmental Authorization or Order applicable to Seller Parent or by which Seller Parent is bound. Seller Parent is not required to give any notice to any Governmental Entity, and no material consent, approval or authorization of, or registration or filing with, any Governmental Entity is required in connection with the execution or delivery by Seller Parent of this Agreement or any of the other Transaction Documents to which Seller Parent is or is to become a party or the consummation of the Transactions, other than such of the foregoing that, if not given or obtained, would not have a material adverse effect upon the ability of Seller Parent to consummate the Transactions or to discharge its obligations under any of the Transaction Documents to which it is or is to become a party.

6.3 LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI, SELLER PARENT MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO ANY OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS OR OTHERWISE, OR WITH RESPECT TO ANY INFORMATION PROVIDED TO BUYER OR BUYER PARENT, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, OR ENVIRONMENTAL MATTERS. ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

Each of Buyer and Buyer Parent represents and warrants to Seller that:

7.1 Organization, Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Each of Buyer and Buyer Parent has all corporate power and authority required to enter into the Transaction Documents and to consummate the Transactions. The execution and delivery by Buyer and Buyer Parent of this Agreement and each of the other Transaction Documents to which Buyer and/or Buyer Parent is or is to become a party, the performance by Buyer and/or Buyer Parent, as applicable, of their respective obligations hereunder and thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of each of Buyer and Buyer Parent. This Agreement has been, and each of the other Transaction Documents to which Buyer and/or Buyer Parent is or is to become a party, when executed, will be, duly executed and delivered by Buyer and/or Buyer Parent, as applicable, and constitute valid and legally binding obligations of Buyer and/or Buyer Parent, as applicable (assuming that this Agreement and such Transaction Documents constitute valid and legally binding obligations of the other parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights and subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.

7.2 No Conflict; Governmental Authorizations. The execution and delivery of this Agreement by Buyer and Buyer Parent does not, and the execution and delivery of the other Transaction Documents to which Buyer and/or Buyer Parent is or is to become a party will not, and the consummation of the Transactions will not, (a) violate or conflict with the provisions of the charter or bylaws of Buyer or Buyer Parent, each as amended to date, (b) cause the acceleration, cancellation or modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, or result in the loss of a benefit under, any material Contract to which Buyer or Buyer Parent is a party or by which it or its assets are bound, or (c) conflict with or violate any of the terms, conditions or provisions of any material Law, or any Governmental Authorization or Order applicable to Buyer or Buyer Parent or by which Buyer or Buyer Parent is bound. Neither Buyer nor Buyer Parent is required to obtain any Governmental Authorization or give any notice to any Governmental Entity, and no material consent, approval or authorization of, or registration or filing with, any Governmental Entity is required in connection with the execution or delivery by Buyer and/or Buyer Parent of this Agreement or any of the other Transaction Documents to which Buyer and/or Buyer Parent is or is to become a party or in connection with the consummation of the Transactions.

7.3 No Litigation. There are no Proceedings pending or, to the knowledge of Buyer or Buyer Parent, threatened, that question the validity of this Agreement or any of the other Transaction Documents, or any action taken or to be taken by Buyer or Buyer Parent in connection with this Agreement or any of the other Transaction Documents, other than such of the foregoing that would not reasonably be expected to have a Buyer Material Adverse Effect.

7.4 Investigation. Buyer and Buyer Parent have been given the opportunity to ask questions of, and receive answers from Seller, and have made all inquiries and investigations that they deem necessary or appropriate, concerning the Transactions. Buyer and Buyer Parent have made their own inquiry and investigation into and, based thereon, have formed an independent judgment concerning the Business, the Purchased Assets and the Assumed Liabilities.

7.5 Brokers’ or Finders’ Fees. None of Buyer, Buyer Parent nor any of their respective Affiliates has engaged or has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Seller or Seller Parent would become liable.

ARTICLE VIII.

COVENANTS

8.1 Access to Information. Except as may be prohibited by Law, by the terms of any contract or under any confidentiality agreement (and subject to the terms of any contract or confidentiality agreement governing such access), or as may be required to preserve the confidentiality of privileged or otherwise protected information, from the date hereof and continuing until the earlier to occur of the Closing Date and the termination of this Agreement, Buyer shall be entitled, through its employees and representatives, to enter upon and make such reasonable investigation, at its own expense, of the assets, properties, business and operations of Seller and such examination of the Books and Records, financial condition and operations of the Business as Buyer may reasonably request, including by way of communication with Seller’s customers, vendors, suppliers and creditors; provided, that Buyer shall not contact any customer, vendor, supplier or creditor of Seller with respect to any matter relating to the Business or the transactions contemplated hereby without Seller’s prior consent (such consent not to be unreasonably withheld or delayed). Any such investigation and examination shall be conducted at reasonable times, during normal business hours, upon reasonable prior notice to Seller and under reasonable circumstances.

8.2 Conduct of Business. Except as set forth on Schedule 8.2 or as otherwise agreed in writing by the Parties (which may include by e-mail), Seller agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, Seller will (a) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (b) pay its debts and obligations when due, subject to good faith disputes over such debts and obligations, and (c) use its reasonable best efforts consistent with past practice to (i) preserve intact its present business organization and employee base and (ii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings. In addition, except as set forth on Schedule 8.2 or as otherwise agreed in writing by the Parties (which may include by e-mail), during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller will not take any action, or fail to take any action within its reasonable control, as a result of which any of the changes, events or actions listed in Section 5.8 would, or could reasonably be expected to, occur.

8.3 Exclusivity.

(a) From the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, neither Seller nor Seller Parent shall (nor shall Seller or Seller Parent permit any of their respective directors, officers or other employees, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any party other than Buyer and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire any Purchased Assets (for the avoidance of doubt, excluding the sale of inventory in the ordinary course of business), any capital stock of Seller, or any part of the Business, whether by merger, consolidation, purchase of assets, purchase of shares, tender offer, license or otherwise, or effect any such transaction, (ii) disclose or furnish any information not customarily disclosed to any Person concerning the Business, the Purchased Assets or the Assumed Liabilities, or afford to any Person access to any properties or technologies of the Business or the Books and Records, not customarily afforded such access, (iii) knowingly assist or cooperate with any Person to make any proposal to purchase all or any part of the Business or Purchased Assets (for the avoidance of doubt, excluding the sale of inventory in the ordinary course of business), or (iv) enter into any Contract with any Person providing for the acquisition of the Business or the Purchased Assets, whether by merger, purchase of assets, license, tender offer or otherwise.

(b) Seller and Seller Parent shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Buyer) that are the subject matter of clause (i), (ii), (iii) or (iv) of Section 8.3(a).

(c) In the event that Seller or any of Seller’s Affiliates shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 8.3(a), or any request for disclosure or access as referenced in clause (ii) of Section 8.3(a), Seller shall immediately suspend any discussions with such Person with regard to such offers, proposals, or requests.

(d) The Parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 8.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties hereto that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 8.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above in this Section 8.3 by any officer, director, authorized agent, representative or Affiliate of Seller shall be deemed to be a breach of this Section 8.3 by Seller.

8.4 Reasonable Best Efforts; Notices; Governmental Authorizations.

(a) Subject to the terms and conditions herein provided, the Parties agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable; provided that Seller shall not be required to pay or otherwise provide any consideration to any Person from whom any consents, approvals or authorizations are requested in connection with the Transactions (other than lessor consent fees and lessor legal fees and other costs as required under the Lease Agreements and any payments required to obtain the Lien Releases and any consents or releases (the “Bank Consents”) required under the Credit Agreement with The PrivateBank And Trust Company, as amended, or under any ancillary agreements thereto) or make any out-of-pocket expenditures (excluding any out-of-pocket expenditures in connection with obtaining the Lien Releases and Bank Consents) in an aggregate amount in excess of $25,000 in connection therewith; provided further that Seller and Buyer shall bear any such out-of-pocket expenditures (excluding any out-of-pocket expenditures in connection with obtaining the Lien Releases and Bank Consents) in excess of $25,000 on a 50-50 basis.

(b) From the date hereof through the Closing Date, each of the Parties shall promptly notify the other Parties in writing of (i) the occurrence or failure to occur of any event, which occurrence or failure (A) causes or is reasonably likely to cause any of its representations or warranties to be untrue or inaccurate in any material respect, or (B) individually or in the aggregate, results in or could have, a Business Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Except as otherwise provided in Section 8.4(c), no notice delivered pursuant this subsection shall be deemed to (1) modify any representation, warranty or covenant set forth herein, or any Schedule, (2) cure or prevent any such inaccuracy or failure, or (3) limit or otherwise affect the remedies available hereunder to the other Parties. Any notice pursuant to this Section 8.4(b) must state that it is being given pursuant to this Section 8.4(b) in order to be effective.

(c) If Buyer is notified by Seller or Seller Parent (or Seller is notified by Buyer or Buyer Parent) in writing in accordance with Section 8.4(b) of a material failure to comply with or satisfy a covenant, condition or agreement to be complied with or satisfied hereunder (a “material covenant breach”), the Party receiving such notice may, at its option and in its sole discretion, (x) invoke as unsatisfied the condition set forth in Section 9.1 or 9.2, as the case may be, and terminate this Agreement pursuant to Section 11.1(d) or 11.1(e) (and subject to the cure period provided in Section 11.1(c)), as the case may be, in which event the Parties hereto shall have no rights hereunder other than those that specifically survive pursuant to Section 11.2 (including all rights with respect to any breach of the terms and provisions of this Agreement), or (y) waive the failure to satisfy such condition and proceed with the transaction contemplated hereby, in which event the Party receiving such notice shall retain all rights it has under this Agreement with respect to such material covenant breach, including without limitation its right to indemnification under Article X of this Agreement.

(d) From the date hereof through the earliest to occur of the termination of this Agreement and the Closing Date, each Party hereto shall promptly inform the other non-Affiliated Parties hereto of any material communication from any Governmental Entity regarding any of the Transactions. Each Party hereto will advise the other non-Affiliated Parties promptly in respect of any understandings, undertakings or agreements (oral or written), which such Party proposes to make or enter into with any Governmental Entity in connection with the Transactions, and shall in good faith take into account all reasonable comments by the other non-Affiliated Parties with respect thereto.

(e) From the date hereof through the earliest to occur of the termination of this Agreement and the Closing, Seller shall use reasonable best efforts to cause the issuance or transfer of the Business Governmental Authorizations to Buyer upon the Closing Date in form and substance substantially the same as the Business Governmental Authorizations that were held by Seller, provided that Buyer may in its discretion elect for any of the Business Governmental Authorizations not to be issued or transferred to Buyer but to be retained or surrendered by Seller; provided further that Seller shall not be required to pay or otherwise provide any consideration to any Person pursuant to this Section 8.4(e) or make any out-of-pocket expenditures in an aggregate amount in excess of $25,000 in connection therewith; provided further that Seller and Buyer shall bear any such out-of-pocket expenditures in excess of $25,000 on a 50-50 basis.

8.5 Employee Matters.

(a) Buyer shall have the right to access and review employment personnel files for Seller’s employees in order to determine if any of Seller’s employees would not be eligible to begin employment with Buyer after the Closing Date.

(b) On the first Business Day following the Closing Date, Buyer shall make good faith offers of employment to all employees of Seller set forth on Schedule 8.5(b) of the Disclosure Schedule (employees that shall have accepted and not subsequently revoked acceptance of such offers, the “New Employees”). Such offers of employment by Buyer shall be subject to a post-hire background check consistent with Buyer’s employment practices (substantially as disclosed to Seller prior to the date hereof) and shall provide for substantially equivalent base pay and a work location that is no more than 35 miles from the employee’s assigned work location with Seller, as in effect immediately prior to the Closing, but shall otherwise be on such terms and conditions as determined by Buyer in its sole discretion. Employment with Buyer of New Employees shall be effective as of the first Business Day following the close of business on the Closing Date, except that the employment of New Employees receiving short-term disability benefits or on approved leave of absence on the Closing Date, if any, will become effective as of the date they present themselves for work with Buyer. For any New Employee who is terminated or not hired as a result of failing a background check, Buyer shall pay severance and provide benefits continuation in accordance with its severance and benefits continuation policies (substantially as disclosed to Seller prior to the date hereof) (which severance shall take into account the employee’s years of service at Seller). Seller shall be solely responsible for any notice under the WARN Act and the related California provisions affecting relocations, terminations, and mass layoffs set forth in California Labor Code section 1400 et seq.

(c) With respect to any accrued but unused vacation time as of the Closing to which any of Seller’s employees is entitled pursuant to the vacation policies of Seller in effect immediately prior to the Closing Date (the “Vacation Policy”), accrued paid time off or sick leave as of the Closing and accrued bonuses reflected as GL# 2064-00-001,“Accr Benefits-Bonus” included under “Accrued Expenses & P/R Withhldng” on the Recent Balance Sheet, Seller shall pay out such accrued but unused vacation time, such accrued but unused paid time off or sick leave and such accrued bonuses in each employee’s final paycheck from Seller. Seller shall maintain any and all liability and will indemnify and hold Buyer harmless from any future claims regarding failure to pay wages associated with Seller’s Vacation Policy and for such accrued paid time off or sick leave and accrued bonuses.

(d) Seller and Seller Parent shall have sole responsibility for “continuation coverage” under COBRA and any other similar applicable Law for any current or former employee of Seller and its ERISA Affiliates and all “qualified beneficiaries” of any such employee for whom a “qualifying event” occurs on or prior to the Closing (including all qualifying events that occur in connection with the consummation of the Transactions). The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under COBRA or to similar terms under other similar applicable Law. Buyer shall have sole responsibility for “continuation coverage” for any New Employee and all “qualified beneficiaries” of any such New Employee for whom a “qualifying event” occurs after the Closing.

(e) Except as expressly set forth in this Section 8.5, from and after the Closing, Seller and its Affiliates shall retain and be solely responsible for all Benefits Liabilities. As of the effective time of their employment with Buyer, Seller shall terminate any New Employee and any existing employment agreement between Seller and each New Employee shall cease. In addition, Seller shall terminate, waive and release its rights (whether arising under an agreement or by operation of law) regarding non-competition, conflicting obligations and similar restrictions that may apply to any New Employee, which termination, waiver and release shall be effective as of the Closing and shall apply to all events and all acts and failures to act by any New Employee at any time after the Closing.

(f) Following the Closing Date, New Employees shall be eligible to participate in the employee benefit plans maintained by Buyer from time to time for the benefit of similarly situated employees of Buyer in the same geographic region, consistent with the terms of such employee benefit plans and Buyer’s applicable human resources policies, as such plans and policies may be adopted, amended or terminated by Buyer, in its sole discretion. All New Employees shall be required to sign new hire paperwork with Buyer, including Buyer’s at-will statement, and will be considered new hires.

(g) Buyer will cause any benefit plans which New Employees are eligible to participate in following the Closing Date to take into account for purposes of eligibility and vesting thereunder (but not for purposes of benefit accruals), and for the purpose of determining the level of vacation provided by Buyer (to the extent any such benefits are calculated by reference to years of service), prior service by such New Employees with Seller and its Affiliates, to the same extent such service was credited under a comparable benefit plan of Seller or its Affiliates, provided that (i) such prior service credit shall be subject to applicable Law and shall be given only to the extent it does not result in a duplication of benefits, and (ii) prior to the Closing, Seller has provided Buyer with each New Employee’s prior service credit with Seller and such other necessary information requested by Buyer with respect to service credited to New Employees under comparable benefit plans of Seller and its Affiliates. For purposes of each benefit plan of Buyer providing medical, dental, pharmaceutical and/or vision benefits to any New Employee, Buyer will use commercially reasonable efforts to cause any eligible expenses incurred by such New Employee and his or her covered dependents during the portion of the plan year of a corresponding plan of Seller ending on the date such New Employee’s participation in the Buyer’s plan begins to be taken into account under such Buyer benefit plan for purposes of satisfying all deductible, co-payment, co-insurance and maximum out-of-pocket requirements applicable to such New Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with Buyer’s plan, provided that immediately following the Closing Seller has provided Buyer with all necessary information with respect to such eligible expenses incurred by each New Employee under Seller’s plans.

(h) Nothing in this Section 8.5 shall be construed to (i) entitle any New Employee to continue his or her employment with Buyer or its Affiliates, (ii) require Buyer to implement, or limit the rights of Buyer to amend or discontinue, any employee benefit plan, or require Buyer to maintain any particular level of compensation for the New Employees, or (iii) confer upon any New Employee any rights or remedies under this Agreement (including under this Section 8.5). All New Employees will be considered employees “at-will,” terminable with or without cause and with or without notice.

8.6 Tax Matters.

(a) Seller (or an Affiliate of Seller) shall prepare and timely file all Tax Returns in respect of the operations of the Business (including ownership of the Purchased Assets) for all Tax periods ending on or prior to the Closing Date. Buyer shall prepare and timely file all other Tax Returns for Taxes that are required to be filed in respect of the Purchased Assets for all Tax periods ending after the Closing Date.

(b) Seller and Buyer will each provide the other Party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Purchased Assets or Assumed Liabilities, or the audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to liability for Taxes arising out of the ownership of the Purchased Assets or any obligation under the Assumed Liabilities. Such assistance shall include the provision of records and information that are reasonably relevant to any such Tax Return, audit, examination or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any such material.

(c) Until the Closing, Seller shall, and shall cause each of its Affiliates to, not make any Tax election or change any method of accounting, other than in the ordinary course of business consistent with past practice, or settle any Tax contest, in each case, with respect to the Purchased Assets or the Business.

(d) Subject to Section 8.6(e), Seller shall exercise exclusive control over the handling, disposition and settlement of any Proceeding by a Governmental Entity (or that portion of any Proceeding by a Governmental Entity) that relates to Tax periods ending before the Closing Date if such Proceeding could result in a determination with respect to Taxes due or payable by Seller, or for which Seller may be required to indemnify Buyer; provided that, if any such Proceeding would result in an adjustment to Tax that would have an adverse effect on Buyer, Seller will permit Buyer to participate in the Proceeding. Buyer shall notify Seller in writing promptly upon learning of any such Proceeding; provided that the failure to provide notice will not affect any rights of Buyer under this Agreement except to the extent the failure prejudices Seller. Buyer and its Affiliates shall cooperate with Seller, as Seller may reasonably request, in any such Proceeding. Except as provided in the foregoing in this Section 8.6(d), and subject to Section 8.6(e), after the Closing, Buyer shall control any Proceeding for any Taxable period (including any Taxable period ending before the Closing Date) with respect to any Tax Return described in Section 8.6(a), but Seller may participate at its own expense in any such Proceeding for any Taxable period ending before the Closing Date.

(e) Neither Party (nor any Affiliate of such Party) shall, without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (i) agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the liability for Taxes hereunder (or right to Tax benefits) of the other Party, or (ii) extend the statute of limitations for any Tax for which the other Party may be required to pay or indemnify.

(f) Apportioned Obligations.

(i) Apportioned Obligations will be apportioned between Seller and Buyer by multiplying (A) the amount of such Apportioned Obligations for the entire Straddle Period, by (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date in the case of Seller (or, in the case of Buyer, the number of calendar days in the portion of the Straddle Period after the Closing Date), and the denominator of which is the number of calendar days in the entire Straddle Period.

(ii) Seller will pay Apportioned Obligations that are due and payable on or prior to the Closing Date, and invoice the Buyer for any part of that amount apportioned to Buyer. Buyer will pay Apportioned Obligations that are due and payable after the Closing Date and invoice Seller for any part of that amount apportioned to Seller. Notwithstanding any other provision contained in this Agreement, (A) no payment obligations shall arise under this Section 8.6(f)(ii) for any apportioned amount reflected in the calculation of the Closing Date Net Working Capital under Section 4.3, and (B) any obligation arising out of this Section 8.6(f)(ii) will not be considered a Loss, subject to any limits of minimum or maximum amounts, measurement of aggregate amount of Losses or any limit of time.

(iii) Seller and Buyer shall share the costs of any inquiry, examination or proceeding by a Governmental Entity in proportion to the fraction determined in Section 8.6(f)(i).

(iv) If Buyer or an Affiliate of Buyer receives a refund with respect to Taxes for which Seller or any of its Affiliates is wholly or partially responsible under this Section 8.6(f), Buyer or such Affiliate shall pay to Seller, within five (5) Business Days following the receipt of such refund, the amount of such refund attributable to Seller. If Seller or an Affiliate of Seller receives a refund with respect to Taxes for which Buyer is wholly or partially responsible under this Section 8.6(f), Seller or such Affiliate shall pay to Buyer, within five (5) Business Days following the receipt of such refund, the amount of such refund attributable to Buyer.

8.7 Regulatory and Other Approvals; Novations and Consents.

(a) Authorizations and Consents. As promptly as practicable after the date hereof, Buyer and Seller shall make all necessary or advisable filings with Governmental Entities, and use reasonable best efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions; provided that no Party shall be required to pay or otherwise provide any consideration to any Person from whom any consents, approvals or authorizations are requested in connection with the Transactions (other than lessor consent fees and lessor legal fees and other costs as required under the Lease Agreements and any payments required to obtain the Lien Releases or Bank Consents, all of which shall be paid by Seller or Seller Parent, as applicable) or make any out-of-pocket expenditures (excluding any out-of-pocket expenditures in connection with obtaining the Lien Releases and the Bank Consents) in an aggregate amount in excess of $25,000 in connection therewith; provided further that Seller and Buyer shall bear any such out-of-pocket expenditures (excluding any out-of-pocket expenditures in connection with obtaining the Lien Releases and the Bank Consents) in excess of $25,000 on a 50-50 basis. Buyer and Seller shall cooperate in good faith and use reasonable best efforts to furnish promptly to each other all information that is not otherwise available to the other Party and that such Party may reasonably request in connection with any such filing.

(b) Novation and Assignment of Contracts.

(i) Seller shall seek the transfer (by novation or assignment) of all Assumed Contracts from Seller to Buyer, effective as of or as soon as practicable after the Closing Date. For each Assumed Contract where consent of the other Party is required for assignment, Seller shall use reasonable best efforts to obtain the consent and approval of the other party or parties to that Assumed Contract to novate Seller’s obligations and rights to Buyer, so that Buyer is substituted for Seller under the Assumed Contract and Seller is relieved of all further Liabilities and rights. Failing approval for novation, Seller shall use reasonable best efforts to obtain all required consents and approvals for assignment of the Assumed Contract from Seller to Buyer. Nothing in this Agreement shall be deemed to (x) require Seller to seek a novation or consent for assignment of a Contract where such assignment does not require consent, or (y) constitute an assignment or novation of any Assumed Contract if the attempted assignment or novation thereof without consent of the other party thereto would constitute a breach thereof or would be ineffective with respect to any party to such Assumed Contract. Notwithstanding the foregoing, no Party shall be required to pay or otherwise provide any consideration to any Person pursuant to this Section 8.7(b) (other than lessor consent fees and lessor legal fees and other costs as required under the Lease Agreements) or make any out-of-pocket expenditures in an aggregate amount in excess of $25,000 in connection therewith; provided further that Seller and Buyer shall bear any such out-of-pocket expenditures in excess of $25,000 on a 50-50 basis.

(ii) In the event any Assumed Contract cannot be transferred in accordance with Section 8.7(b)(i), then as of the Closing, this Agreement, to the extent permitted by Law and the terms of the Assumed Contract, shall constitute full and equitable assignment by Seller to Buyer, of all of Seller’s right, title and interest in and to, and assumption by Buyer of all of Seller’s Liabilities (other than Retained Liabilities) under, such Assumed Contract, and Buyer shall be deemed Seller’s agent for purpose of completing, fulfilling and discharging all of Seller’s liabilities thereunder. The Parties shall take all necessary steps and actions to provide Buyer with the benefits of such Assumed Contract, and to relieve Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof.

(c) Alternative to Assignment. In the event Seller shall be unable to make the transfer of one or more Assumed Contracts as described in Section 8.7(b), or if such attempted assignment would give rise to any right of termination on the part of the other party to such Assumed Contract, or would otherwise materially and adversely affect the rights of Buyer under such Assumed Contract, or would not assign all of Seller’s rights thereunder at the Closing and provided Buyer waives Section 9.1(d) (if applicable) with respect thereto, from and after the Closing, Seller and Buyer shall continue to cooperate and use reasonable best efforts to obtain all consents and approvals required to provide Buyer with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use reasonable best efforts, at the sole expense and liability of Buyer, to (i) provide to Buyer, at the request of Buyer, the benefits of any such Assumed Contract to the extent related to the Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Assumed Contract against any third Person (including any Governmental Entity) including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. To the extent that Buyer is provided the benefits of any Assumed Contract referred to herein (whether from Seller or otherwise), Buyer shall perform, at its sole expense and liability, on behalf of Seller and for the benefit of any third Person (including any Governmental Entity) the obligations of Seller thereunder or in connection therewith. To the extent that Buyer is provided the benefits of any Assumed Contract referred to herein (whether from Seller or otherwise) and Buyer performs on behalf of Seller and for Seller thereunder or in connection therewith, Seller acknowledges and agrees that it will not charge Buyer for any general administrative costs or any additional profit margin of Seller thereunder or in connection therewith.

(d) Condition to Closing. Notwithstanding the provisions of this Section 8.7 or any other provision of this Agreement, Buyer’s obligation to consummate the Transactions shall be conditioned on the satisfaction of Section 9.1(d).

8.8 Records Retention. Each Party agrees that for a period of not less than seven years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Purchased Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each Party shall have the right to destroy all or part of such books and records after the seventh anniversary of the Closing Date or, at an earlier time by giving each other Party hereto thirty (30) days’ prior written notice of such intended disposition and by offering to deliver to the other Party, at the other party’s expense, custody of such books and records as such first Party may intend to destroy. Nothing herein shall prohibit a Party from storing such books and records with an Affiliate or representative of such Party.

8.9 Publicity. The Parties agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued without the prior consent of each Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by any Law or by the applicable rules of any stock exchange or self regulatory organization on which a Party or any of its Affiliates lists securities.

8.10 Confidentiality.

(a) Seller and Seller Parent hereby acknowledge and agree that, through their ownership and/or management of the Purchased Assets and the Business, they have occupied positions of trust and confidence with respect to the Business and have had access to and become familiar and will continue to have access until the Closing with confidential and proprietary information relating to the Purchased Assets and the Business (collectively the “Confidential Information”), including: (i) customer and supplier lists, target customer information, current and anticipated customer requirements, price lists, market studies and business plans; (ii) research and development plans, activities and results; (iii) Technology and Intellectual Property; (iv) historical and projected sales data, financial data and projections, capital spending budgets and operating budgets; (v) employee training techniques and materials and personnel files; and (vi) environmental studies, reports, and analyses, and any related regulatory filings or submissions, including summaries, memoranda, reports, compilations or other derivations thereof.

(b) Seller and Seller Parent hereby acknowledge and agree that the protection of the Confidential Information is necessary to protect and preserve the value of the Purchased Assets and the Business, and that without such protection, Buyer would not have entered into this Agreement and consummated the Transactions. Accordingly, subject to the provisions of Section 8.10(c), each of Seller and Seller Parent hereby covenants and agrees, for itself and its Affiliates and representatives and its and their successors and permitted assigns, that, following the Closing, without the prior written consent of Buyer (which consent shall be at Buyer’s absolute discretion to give or withhold), Seller or Seller Parent shall not, nor shall it cause or permit any of its Affiliates or representatives to, directly or indirectly, disclose to any Person or use for its own account or benefit or for the account or benefit of any other Person any Confidential Information.

(c) The provisions of Section 8.10(b) shall not apply to (i) information that is generally known to the public other than as a result of the breach of this Agreement, (ii) information that is required to be disclosed pursuant to any oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, pursuant to the applicable rules of any stock exchange or self regulatory organization on which Seller or any of its Affiliates lists securities, or pursuant to any applicable Law or Order, or (iii) disclosure by Seller or Seller Parent that is reasonably necessary for Seller or Seller Parent to exercise its rights or satisfy and perform its covenants and obligations under this Agreement or any of the Transaction Documents. If Seller or Seller Parent is requested or required by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, pursuant to the applicable rules of any stock exchange or self regulatory organization on which Seller or any of its Affiliates lists securities or pursuant to any applicable Law or any Order, to disclose any Confidential Information, Seller or Seller Parent shall provide Buyer with prompt written notice of such request or requirement so that Buyer may seek a protective order or other remedy in respect of such disclosure. If such a protective order or other remedy is not obtained by or is not available to Buyer, then Seller or Seller Parent shall use commercially reasonable efforts to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Seller or Seller Parent shall use commercially reasonable efforts to obtain assurances that confidential treatment shall be given to such Confidential Information.

8.11 Further Information. Following the Closing, each of Buyer and Seller will afford to the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books and records relating to the Purchased Assets or the Assumed Liabilities in its possession and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party: (a) to facilitate the investigation, litigation and final disposition of any claims that may have been or may be made against any Party or its Affiliates, and (b) for any other reasonable business purpose. Each of Buyer and Seller and its agents shall keep confidential and not disclose any information learned as a result of any examination conducted pursuant to this Section 8.11 to any other Person without the prior consent of the other Party unless (i) the disclosure of such information is required pursuant to any oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, pursuant to the applicable rules of any stock exchange or self regulatory organization on which such Party or any of its Affiliates lists securities or pursuant to any applicable Law or Order; (ii) such information is generally known to the public other than as a result of the breach of this Agreement; or (iii) disclosure of such information is reasonably necessary for such Party to exercise its rights or satisfy and perform its covenants and obligations under this Agreement or any of the Transaction Documents. If either Buyer or Seller is requested or required by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, pursuant to the applicable rules of any stock exchange or self regulatory organization on which such Party or any of its Affiliates lists securities or pursuant to any applicable Law or any Order, to disclose any information learned as a result of any examination conducted pursuant to this Section 8.11, such Party shall provide the other Party with prompt written notice of such request or requirement so that such other Party may seek a protective order or other remedy in respect of such disclosure. If such a protective order or other remedy is not obtained or is not available, then the disclosing Party shall use commercially reasonable efforts to ensure that only the minimum portion of such information that is legally required to be disclosed is so disclosed, and such disclosing Party shall use commercially reasonable efforts to obtain assurances that confidential treatment shall be given to such information. Each of Buyer and Seller shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.11. Neither Buyer nor Seller shall be required by this Section 8.11 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

8.12 Restrictive Covenants.

(a) For a period of two (2) years from the Closing Date, neither Seller nor Seller Parent shall, directly or indirectly, for Seller or Seller Parent or on behalf of or in conjunction with any other Person, employ or solicit the employment of any New Employee; provided, however, that the foregoing shall not apply (i) to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to New Employees or (ii) to any New Employee who is terminated by Buyer after the Closing Date or terminates his or her employment with Buyer without any solicitation directly or indirectly from Seller or any of Seller’s Affiliates.

(b) Without limiting Section 10.10, following the Closing Date, neither Seller, Seller Parent nor any of their respective Affiliates shall (i) use any Confidential Information in direct or indirect competition with the Business, or (ii) disclose, provide or otherwise make directly available to any sales employee or sales representative of Seller, Seller Parent or any of their respective Affiliates any Confidential Information that was not previously disclosed, provided or otherwise made available to such sales employee or sales representative by Seller, Seller Parent or any of their respective Affiliates

(c) The Parties agree that the foregoing covenants in this Section 8.12 impose a reasonable restraint on Seller in light of the activities and operations of the Business and Buyer and its Affiliates on the date of the execution of this Agreement.

(d) Seller and Seller Parent acknowledge and agree that (i) the provisions of Sections 8.10 and 8.12 are reasonable and necessary to protect the legitimate business interests of Buyer, (ii) any breach by Seller or Seller Parent of any of its covenants contained in any of Sections 8.10 and 8.12 would result in irreparable injury to Buyer, the exact amount of which may be difficult, if not impossible, to ascertain or estimate, and (iii) the remedies at law for any such breach may not be reasonable or adequate compensation to Buyer for such breach. Accordingly, notwithstanding any other provision of this Agreement, if Seller or Seller Parent, directly or indirectly, breaches any of its covenants or obligations under any of Sections 8.10 or 8.12, then, in addition to any other remedy which may be available to Buyer at law or in equity, Buyer shall be entitled to seek injunctive relief against the breaching Party, without posting bond or other security, and without the necessity of proving actual or threatened damage or harm.

8.13 Lease Assignments. Prior to the Closing Date, Seller and Buyer shall use their respective reasonable best efforts to negotiate in good faith one or more agreements providing for the assignment and assumption of Seller’s interest in the Lease Agreements, which agreements shall be in a form reasonably satisfactory to Buyer and Seller and shall assign to Buyer the Lease Agreements on substantially the same terms currently existing in such agreements (the “Lease Assignments”).

8.14 Seller’s Obligation to Change its Name. Promptly following the Closing, but in any event no later than thirty (30) days following the Closing, Seller shall take any action necessary (including amending its constituent documents) to change its name to a name that does not include or relate to and is not based on or likely to be confused with the name “Rutland Tool & Supply Co.”

8.15 Intellectual Property. Seller shall (a) cause Seller Parent to assign all right, title and interest in and to the Business Brands, including all trademark registrations and applications therefor, and all goodwill associated therewith, to Seller prior to Closing, and (b) cause the owner of the URL www.rutlandonlinecatalog.com to assign all right, title and interest in and to such URL to Seller prior to Closing, which Business Brands, trademarks and Internet Property shall become Transferred Intellectual Property Rights at the time of Closing.

ARTICLE IX.

CONDITIONS PRECEDENT TO CLOSING

9.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to purchase and pay for the Purchased Assets and assume the Assumed Liabilities are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) (i) The representations and warranties of Seller and Seller Parent made in Sections 5.1, 5.2, 5.4, 5.16, 5.26, and 6.1 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date, as though made on such date (except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete as of such date); and (ii) the other representations and warranties of Seller and Seller Parent made in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Business Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date hereof and as of the Closing Date, as though made on such date (except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Business Material Adverse Effect;

(b) Seller and Seller Parent shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by Seller and Seller Parent, as applicable, at or prior to the Closing. Seller and Seller Parent each shall have delivered to Buyer a certificate, dated the Closing Date and signed by an authorized officer, confirming the satisfaction of the conditions provided in Sections 9.1(a) and (b);

(c) No Order prohibiting, preventing or making illegal the purchase and sale contemplated by this Agreement or the consummation of the Transactions shall be in effect, and no Proceeding shall have been instituted and be pending before any Governmental Entity to restrain or prohibit any of the Transactions;

(d) Each of the consents identified on Schedule 9.1(d) of the Disclosure Schedule shall have been obtained and shall be in full force and effect;

(e) Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect;

(f) Seller shall have delivered to Buyer a certificate executed by the Secretary of Seller certifying that attached thereto is (i) a true and complete copy of the certificate of incorporation of Seller, as in effect on the Closing Date, certified by an appropriate authority of the State of Nevada, (ii) a true and complete copy of the Bylaws of Seller, as in effect on the Closing Date, and (iii) true and complete copies of resolutions of Seller’s directors and sole shareholder, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the Transactions, which resolutions shall not have been modified, rescinded or revoked;

(g) Seller shall have delivered to Buyer a good standing certificate from the State of Nevada certifying as to Seller’s good standing and payment of all applicable Taxes due and payable by Seller prior to the Closing Date; and

(h) Seller shall have made all the deliveries required to be made by Seller pursuant to Section 3.2(b).

9.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller to sell and deliver the Purchased Assets to Buyer are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Seller:

(a) The representations and warranties of Buyer and Buyer Parent made in Section 7.1 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date, as though made on such date (except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete as of such date); and (ii) the other representations and warranties of Buyer and Buyer Parent made in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Buyer Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date hereof and as of the Closing Date, as though made on such date (except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete as of such date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have a Buyer Material Adverse Effect;

(b) Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by Buyer at or prior to the Closing. Buyer shall have delivered to Seller a certificate, dated the Closing Date, and signed by an authorized officer of Buyer on behalf of Buyer confirming satisfaction of the conditions provided in Sections 9.2(a) and (b);

(c) No Order prohibiting, preventing or making illegal the purchase and sale contemplated by this Agreement or the consummation of the Transactions shall be in effect, and no Proceeding shall have been instituted and be pending before any Governmental Entity to restrain or prohibit any of the Transactions;

(d) Buyer shall have delivered to Seller a certificate executed by the Secretary of Buyer certifying that attached thereto is (i) a true and complete copy of the certificate of incorporation of Buyer, as in effect on the Closing Date, certified by an appropriate authority of the State of Delaware, (ii) a true and complete copy of the Bylaws of Buyer, as in effect on the Closing Date, and (iii) true and complete copies of resolutions of Buyer’s directors, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the Transactions, which resolutions shall not have been modified, rescinded or revoked; and

(e) Buyer shall have made all the deliveries required to be made by Buyer pursuant to Section 3.2(a).

ARTICLE X.

INDEMNIFICATION; SURVIVAL

10.1 Survival of Representations and Warranties, Covenants and Agreements. The representations and warranties (and any related indemnification obligations) of the Parties made in this Agreement, or any other Transaction Document, shall survive the Closing and continue in full force and effect until the expiration of twelve (12) months from the Closing Date, except that (i) the representations and warranties contained in Sections 5.19 (Environmental Matters) and 5.21 (Tax Matters) shall survive the Closing and continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations (including any modification, extension, waiver or tolling thereof), (ii) the representations and warranties contained in Sections 5.3 (No Conflict; Governmental Authorizations), 5.7 (other than the first sentence thereof) (Title to Purchased Assets: Sufficiency of Assets), 5.15 (Intellectual Property), 5.18 (Employee Matters), and 6.2 (No Conflict; Governmental Authorizations) shall survive the Closing and continue in full force and effect for a period of three (3) years after the Closing Date, and (iii) the Fundamental Representations shall survive the Closing indefinitely. All covenants and agreements (and any related indemnification obligations) contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their respective terms. All covenants and agreements contained herein which by their terms contemplate full performance at or prior to the Closing shall terminate upon the Closing. The indemnification obligations set forth in Sections 10.2(a)(iii) through 10.2(a)(vii), 10.2(b)(iii) and 10.2(b)(iv) shall continue and survive the Closing indefinitely. No claim or proceeding may be commenced after the expiration of the applicable survival periods, provided that the indemnification obligations set forth in this Article X shall not terminate with respect to any item as to which any Buyer Indemnified Party or Seller Indemnified Party shall have, before the expiration of the applicable survival period, previously made a claim in writing pursuant to this Article X. Each representation and covenant shall be interpreted separately and the application of any representation or covenant shall not be limited by the applicability of any other representation or warranty.

10.2 Indemnification.

(a) Indemnification by Seller. Subject to the terms and conditions of this Article X, following the Closing, Seller and Seller Parent jointly and severally agree to indemnify and hold harmless Buyer and its Affiliates, including each of their respective officers, directors, employees, representatives and agents (the “Buyer Indemnified Parties”), against all Losses paid, incurred or suffered by the Buyer Indemnified Parties, or any of them, arising from or in connection with (collectively, “Buyer Claims”):

(i) subject to the survival periods provided in Section 10.1, the breach of any representation or warranty of Seller contained in this Agreement or any other Transaction Document (without regard to any materiality, Business Material Adverse Effect or similar qualifier therein);

(ii) subject to the survival periods provided in Section 10.1, the breach of any covenant or agreement of Seller contained in this Agreement or any other Transaction Document;

(iii) any of the Retained Liabilities;

(iv) any and all employment-related Liabilities with respect to notices, payments, fines or assessments due to any governmental authority pursuant to any Laws with respect to the employment, discharge or layoff of current and former employees of Seller with respect to Seller’s operations occurring prior to the Closing, including such liability as arises under the WARN Act and under COBRA or other similar applicable Law;

(v) any and all employment-related Liabilities incurred or suffered as a result of any claim by any employee or former employee of Seller in connection with Seller’s operations occurring prior to the Closing and that arises under federal, state or local statute (including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA, immigration Law, the California Labor Code, the Fair Employment and Housing Act, the payment of wages or salaries or other amounts, hours, benefits collective bargaining, the payment of social security and similar taxes, federal contracting, workers’ compensation and occupational safety and all other statutes regulating the terms and conditions of employment), regulation or ordinance, the common law or in equity (including any claims for wrongful discharge or otherwise), to the extent arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to the Closing Date. This includes, but is not limited to, outstanding judgments, awards and orders; pending litigation, including court cases, grievances, or agency proceedings; and pension withdrawal liability or under-funding of any of the Employee Plans;

(vi) subject to (and except as provided in) Section 8.5, any Liabilities with respect to any former employees or independent contractors of Seller who are not, or do not become, employees or independent contractors of Buyer, as applicable, as a result of the transactions contemplated by this Agreement; and

(vii) any Liabilities with respect to any employees of Seller’s for periods on or prior to the Closing regarding any Employee Plan, including, subject to (and except as provided in) Section 8.5, any benefit continuation and/or severance payments relating to any current or former employee of the Business and that may be payable as a result of any termination by Seller of employment of any such employee on or prior to the Closing.

Notwithstanding anything contained herein to the contrary, the obligations of Seller and Seller Parent pursuant to this Section 10.2(a) shall (i) not apply to any Buyer Claims until, and then only to the extent that, the Losses incurred by all Buyer Indemnified Parties exceeds One Hundred Fifty Thousand Dollars ($150,000), (ii) be limited to, and shall not exceed, the aggregate amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), and/or (iii) not apply to any individual Buyer Claim (it being understood that a series of related Buyer Claims or Buyer Claims arising from the same or a similar circumstance shall be aggregated for purposes of applying the limitation in this clause (iii); and for the avoidance of doubt, it being understood that all claims for a breach of Section 5.9 shall be deemed to arise from the same or a similar circumstance) with respect to which the Losses incurred by the Buyer Indemnified Party are less than Ten Thousand Dollars ($10,000); provided that the limitations set forth in this Section 10.2(a) shall not apply (i) to breaches of the Fundamental Representations or the representations and warranties contained in Section 5.19 (Environmental Matters) (except that the limitations in clauses (i) and (iii) above shall apply to breaches of Section 5.19) and Section 5.21 (Tax Matters), (ii) to Buyer Claims made pursuant to Sections 10.2(a)(iii) through 10.2(a)(vii), or (iii) in the case of fraud by Seller or Seller Parent.

(b) Indemnification by Buyer. Subject to the terms and conditions of this Article X, following the Closing, Buyer agrees to indemnify and hold harmless Seller and its Affiliates, including each of their respective officers, directors, employees, representatives, and agents (the “Seller Indemnified Parties”), against all Losses paid, incurred or suffered by the Seller Indemnified Parties, or any of them, arising from or in connection with (collectively, “Seller Claims”):

(i) subject to the survival periods provided in Section 10.1, the breach of any representation or warranty of Buyer or Buyer Parent contained in this Agreement or any other Transaction Document (without regard to any materiality, Buyer Material Adverse Effect or similar qualifier therein);

(ii) subject to the survival periods provided in Section 10.1, the breach of any covenant or agreement of Buyer or Buyer Parent contained in this Agreement or any other Transaction Document;

(iii) any of the Assumed Liabilities; and

(iv) any Liabilities arising from the conduct and operation of the Business or the use or ownership of the Purchased Assets from and after the Closing, other than any Retained Liabilities or is otherwise a Loss for which Seller is required to indemnify the Buyer Indemnified Parties.

Notwithstanding anything contained herein to the contrary, the obligations of Buyer and Buyer Parent pursuant to this Section 10.2(b) shall (i) not apply to any Seller Claims until, and then only to the extent that, the Losses incurred by all Seller Indemnified Parties exceeds One Hundred Fifty Thousand Dollars ($150,000), (ii) be limited to, and shall not exceed, the aggregate amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), and/or (iii) not apply to any individual Seller Claim (it being understood that a series of related Seller Claims or Seller Claims arising from the same or a similar circumstance shall be aggregated for purposes of applying the limitation in this clause (iii)) with respect to which the Losses incurred by the Seller Indemnified Party are less than Ten Thousand Dollars ($10,000); provided that the limitations set forth in this Section 10.2(b) shall not apply (i) to breaches of the Fundamental Representations, (ii) to Seller Claims made pursuant to Sections 10.2(b)(iii) or (iv), or (iii) in the case of fraud by Buyer or Buyer Parent.

(c) Effect of Knowledge or Waiver. Notwithstanding anything to the contrary in this Article X, the right of any Indemnified Party to indemnification, payment of Losses or other remedies will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such Indemnified Party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation. The waiver of any condition based upon the breach of any representation or warranty, or on the failure to perform any covenant or obligation will not affect the right to indemnification, reimbursement or other remedy under this Agreement or under Law.

10.3 Third Party Claims. If any Buyer Indemnified Party or Seller Indemnified Party receives notice from a third party of any matter (a “Third Party Claim”) which a Buyer Indemnified Party or Seller Indemnified Party (as applicable, an “Indemnified Party”) reasonably believes will entitle such Indemnified Party to indemnification under this Article X, the procedure set forth below shall be followed:

(a) Notice. The Indemnified Party shall promptly notify (but in any event within twenty (20) Business Days) the indemnifying party in writing of such Third Party Claim; provided that the failure to so notify the indemnifying party shall not limit the obligations of such indemnifying party under this Article X except to the extent the indemnifying party is prejudiced thereby. All such notices shall describe with reasonable specificity the Third Party Claim and the basis of the Indemnified Party’s claim for indemnification. Thereafter, the Indemnified Party shall deliver to the indemnifying party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim, other than those notices and documents separately addressed to the indemnifying party.

(b) Defense of Claim. The indemnifying party will be entitled to participate in, and will have the right to assume and control, at the indemnifying party’s sole cost and expense, the defense of the Third Party Claim with counsel reasonably acceptable to the Indemnified Party by providing the Indemnified Party with written notice to the effect that it intends to assume the defense of the Third Party Claim; provided, however, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter, as the circumstances warrant; and provided further that the Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel retained by the Indemnified Party shall be at the expense of the Indemnified Party, unless (x) there exists a material legal conflict between the interests of the Indemnified Party and the indemnifying party that could reasonably be expected to result in material prejudice to the Indemnified Party, or (y) the indemnifying party has failed to assume the defense, retain counsel and actively and diligently pursue such defense, as the circumstances warrant, and such failure could reasonably be expected to result in material prejudice to the Indemnified Party, in which case, the indemnifying party shall bear the fees and expenses of one separate co-counsel for all Indemnified Parties in connection with the applicable Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party; provided, however, that, if the indemnifying party fails to assume and conduct the defense of the Third Party Claim in an active and diligent manner, as the circumstances warrant, and such failure could reasonably be expected to result in material prejudice to the Indemnified Party, (A) the Indemnified Party may assume and conduct the defense against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it deems appropriate in good faith, and (B) the indemnifying party will remain responsible for any Losses the Indemnified Party may suffer as a result of the Third Party Claim to the fullest extent provided in this Article X; provided further that the indemnifying party may retain separate co-counsel and participate in the defense of the Third Party Claim at its own expense. The indemnifying party shall not consent to the entry of any judgment or enter into any settlement of any Third Party Claim that might give rise to liability of the Indemnified Party under this Article X without such Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed.

10.4 Direct Claims. Any claim for indemnification under this Agreement which does not result from the assertion of a claim by a third party shall be asserted by written notice given by the Indemnified Party to the indemnifying party promptly but in any event within twenty (20) Business Days after the Indemnified Party discovers any matter that may give rise to a claim for indemnification under this Agreement; provided, however, that any delay in the Indemnified Party’s delivery of such written notice shall not prejudice the Indemnified Party’s right to receive indemnification unless, and then only to the extent that, such delay prejudices the indemnifying party’s ability to mitigate or otherwise minimize the Losses or to contest such claim.

10.5 Adjustment to Purchase Price. All amounts paid by the Parties under this Article X shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all purposes (including Tax purposes).

10.6 Exclusive Remedy. After the Closing Date, other than (i) in cases of fraud by the Parties hereto and (ii) rights to specific performance and injunctive relief with respect to the covenants and agreements set forth in Sections 8.10 and 8.12, the indemnification provisions of this Article X shall be the sole and exclusive remedy of the Parties (and all Indemnified Parties) for any breach of the obligations, covenants, agreements, representations and warranties set forth in this Agreement, or for any other claims or causes of actions arising out of, relating to or in connection with the transactions contemplated hereby, whether based upon breach of contract, tort or otherwise.

10.7 Limitation of Punitive Damages. No Party shall be responsible for any punitive damages other than Losses relating to punitive damages awarded to third parties.

10.8 Indemnification in Case of Strict Liability or Indemnitee Negligence. The indemnification provisions in this Article X shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or applicable legal requirements and regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the person seeking indemnification or the sole or concurrent strict liability imposed upon the person seeking indemnification.

10.9 Certain Limitations.

(a) The obligations of the Indemnifying Party to provide indemnification under this Article X shall be terminated, modified or abated as appropriate to the extent that the underlying claim would not have arisen but for a voluntary act that is carried out by or at the express written request (which may include e-mail) of, or with the express written approval (which may include e-mail) of, the Indemnified Party.

(b) The amount of any indemnification payable under this Article X shall be reduced by an amount equal to the proceeds available to the Indemnified Party under any insurance policy or from any third-party in respect of such claim. An Indemnified Party shall use reasonable best efforts to pursue any insurance recovery or third-party recovery available to it with respect to any claim for which such Indemnified Party seeks indemnification pursuant to this Article X.

(c) In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments recovered by the Indemnified Party under indemnification agreements or arrangements with third parties, (ii) any prior recovery by the Indemnified Party by means of the operation of Section 4.3, or (iii) any Tax benefits that the Indemnified Party receives or is entitled to receive by reason of the claim giving rise to the indemnification payment.

ARTICLE XI.

TERMINATION OF AGREEMENT

11.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) By the mutual written consent of the Parties hereto;

(b) By either Buyer on the one hand or Seller on the other hand (by written notice to the other Party) if (i) the consummation of the Transactions shall violate any Order that shall have become final and nonappealable or (ii) there shall be any applicable Law that makes the Transactions illegal or otherwise prohibited;

(c) By either Buyer on the one hand or Seller on the other hand, by giving written notice to the other Party, in the event of a material breach of this Agreement by the non-terminating Party if such non-terminating Party fails to cure such breach within twenty (20) Business Days following written notification thereof by the terminating Party;

(d) By Buyer if any condition in Section 9.1 has not been satisfied by February 28, 2011; provided that the failure of such condition to be satisfied is not caused by a breach of this Agreement by Buyer, and Buyer has not waived such condition on or before such date; or

(e) By Seller if any condition in Section 9.2 has not been satisfied by February 28, 2011; provided that the failure of such condition to be satisfied is not caused by a breach of this Agreement by Seller, and Seller has not waived such condition on or before such date.

11.2 Effect of Termination. In the event of termination of this Agreement as permitted by Section 11.1, this Agreement shall become void and of no further force and effect, except for the following provisions, which shall remain in full force and effect: Section 8.9 (Publicity), this Section 11.2 (Effect of Termination), and Article XII (Miscellaneous); provided that nothing in this Section 11.2 will relieve any Party from liability for any breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination.

ARTICLE XII.

MISCELLANEOUS

12.1 Expenses; No Offset. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, Seller and Seller Parent on the one hand, and Buyer and Buyer Parent, on the other hand, shall bear their respective fees, costs and expenses (including legal and accounting fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the other Transaction Documents and the consummation of the Transactions. Neither Party may make any offset against amounts due to the other Party or its Affiliates pursuant to this Agreement, the other Transaction Documents or otherwise.

12.2 Governing Law. This Agreement and any disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise) shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

12.3 Enforcement. In addition to any other remedies that may be available to the Parties, prior to the Closing, each Party hereto shall have the right to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement.

12.4 Jurisdiction and Venue. Each of the Parties hereto irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or connected to this Agreement, the other Transactions Documents or the matters contemplated herein or therein shall be brought only in the courts of the State of New York or the Federal Courts of the United States of America, in each case sitting in the County of New York, New York, (b) consents to the jurisdiction of such courts in any such suit, action or proceeding, and (c) waives any objection that it may have to the laying of venue of such suit, action or proceeding in any such court.

12.5 Attorneys’ Fees. If any action, suit or other proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing Party shall be entitled to recover reasonable and documented attorneys’ fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

12.6 Waiver. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the other Transaction Documents to which one Party may be entitled can be discharged by the other Parties, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the Party entitled to the right or claim; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

12.7 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a Party (a) upon being delivered by hand, (b) upon the first or second Business Day, as applicable, after deposit with a nationally recognized overnight courier service (costs prepaid), or (c) upon sending by facsimile with confirmation of transmission by the transmitting equipment, in each case to the following:

if to Seller, to:

Rutland Tool & Supply Co.
c/o Lawson Products, Inc.
1666 E. Touhy Avenue
Des Plaines, IL 60018
Attention: Neil E. Jenkins
Fax: (847) 795-9030

with copies to:

Jenner & Block LLP
353 North Clark Street
Chicago, IL 60654
Attention: Michael T. Wolf
Fax: (312) 840-7530

if to Seller Parent, to:

Lawson Products, Inc.
1666 E. Touhy Avenue
Des Plaines, IL 60018
Attention: Neil E. Jenkins
Fax: (847) 795-9030

with copies to:

Jenner & Block LLP
353 North Clark Street
Chicago, IL 60654
Attention: Michael T. Wolf
Fax: (312) 840-7530

if to Buyer, to:

Sid Tool Co., Inc.
75 Maxess Road
Melville, NY 11747
Attention: General Counsel
Fax: (516) 812-1175

with copies to:

Curtis, Mallet Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178
Attention: Jeffrey N. Ostrager
Fax: (212) 697-1559

if to Buyer Parent, to:

MSC Industrial Direct Co., Inc.
75 Maxess Road
Melville, NY 11747
Attention: General Counsel
Fax: (516) 812-1175

with a copy to:

Curtis, Mallet Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178
Attention: Jeffrey N. Ostrager
Fax: (212) 697-1559

Any Party hereto may change its contact information for notices and other communications hereunder by written notice to the other non-Affiliated Parties hereto.

12.8 Assignment. This Agreement and the rights of each Party hereunder shall not be assigned or transferred by such Party (including by operation of law or in connection with a merger or sale of substantially all the assets, stock or membership interests of such Party) without the prior written consent of the other non-Affiliated Parties hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement to another subsidiary of Buyer Parent; provided, further, that notwithstanding any such assignment, Buyer shall remain liable to Seller for all of its obligations hereunder. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the permitted successors and assigns of the Parties. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

12.9 Disclosure Schedules. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Business or the Purchased Assets, taken in part or as a whole, or as an admission of Liability or obligation of the Seller to any third party.

12.10 Bulk Sales or Transfer Laws. Buyer waives compliance by Seller with the provisions of any bulk sales laws that may be applicable to the Transactions.

12.11 No Third-Party Beneficiaries. Except for Indemnified Parties as contemplated in Article X, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such assigns, any legal or equitable rights, remedy or claim hereunder.

12.12 Amendments. This Agreement may not be amended by the Parties hereto at any time except by execution of an instrument in writing signed on behalf of each of the Parties hereto.

12.13 Interpretation, Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” Except when the context otherwise requires, references to Sections, Articles, Exhibits or Schedules contained herein refer to Sections, Articles, Exhibits or Schedules of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement. All accounting terms shall have the meaning specified by GAAP unless otherwise specified. All references to “Dollars” or “$” shall mean U.S. dollars unless otherwise specified.

12.14 Entire Agreement. This Agreement (which includes the Schedules hereto) and the other Transaction Documents contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter.

12.15 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

12.16 Mutual Drafting. The Parties hereto are sophisticated and have been represented by attorneys who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

12.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.18 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.19 Seller Parent Guaranty. Seller Parent absolutely, irrevocably and unconditionally guarantees each and every representation, warranty, covenant, agreement and obligation of Seller and the full and timely performance of its obligations under this Agreement. This is a guarantee of payment and performance, and not merely of collection, and Seller Parent acknowledges and agrees that this guarantee is absolute and unconditional, and no release or extinguishments of Seller’s obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Seller Parent hereby waives, for the benefit of Buyer, (a) any right to require Buyer, as a condition of payment or performance by Seller Parent, to proceed against Seller or pursue any other remedies whatsoever and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties; provided that, notwithstanding anything in this Section 12.19 to the contrary, Seller Parent shall not be deemed to have waived any defenses to the payment or performance of any guaranteed obligation under this Section 12.19 that are available to Seller or Seller Parent under the terms of this Agreement, all of which defenses (if any) shall be available to Seller Parent. Seller Parent understands that Buyer is relying on this guarantee in entering into this Agreement.

12.20 Buyer Parent Guaranty. Buyer Parent absolutely, irrevocably and unconditionally guarantees each and every representation, warranty, covenant, agreement and obligation of Buyer and the full and timely performance of its obligations under this Agreement. This is a guarantee of payment and performance, and not merely of collection, and Buyer Parent acknowledges and agrees that this guarantee is absolute and unconditional, and no release or extinguishments of Buyer’s obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Buyer Parent hereby waives, for the benefit of Seller, (a) any right to require Seller, as a condition of payment or performance by Buyer Parent, to proceed against Buyer or pursue any other remedies whatsoever and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties; provided that, notwithstanding anything in this Section 12.20 to the contrary, Buyer Parent shall not be deemed to have waived any defenses to the payment or performance of any guaranteed obligation under this Section 12.20 that are available to Buyer or Buyer Parent under the terms of this Agreement, all of which defenses (if any) shall be available to Buyer Parent. Buyer Parent understands that Seller is relying on this guarantee in entering into this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Asset Purchase Agreement on the date first above written.

RUTLAND TOOL & SUPPLY CO., as Seller

By:

Name:
Title:

LAWSON PRODUCTS, INC., as Seller Parent

By:

Name:
Title:

SID TOOL CO., INC., as Buyer

By:

Name:
Title:

MSC INDUSTRIAL DIRECT CO., INC., as Buyer Parent

By:

Name:
Title: